Exhibit 15.4

Consolidated financial statements and notes (unaudited)

Ex-2	Consolidated statements of comprehensive income (unaudited)
Ex-4	Consolidated statements of financial position (unaudited)
Ex-6	Consolidated statement of changes in equity (unaudited)
Ex-7	Consolidated statements of cash flows (unaudited)
Ex-8	Summary of significant accounting policies (unaudited)
Ex-10	Notes to the consolidated financial statements (unaudited)

Consolidated statements of comprehensive income (unaudited)
for the 12 months ended October 31, 2018 and six months ended October 31, 2017

		12 months ended October 31, 2018			6 months ended October 31, 2017
		Before exceptional items	Exceptional items (Note 4)	Total	Before exceptional items	Exceptional items (Note 4)	Total
	Note	$m	$m	$m	$m	$m	$m
Revenue	1,2	3,684.3	-	3,684.3	1,070.1	-	1,070.1
Cost of sales		(976.4)	(62.3)	(1,038.7)	(260.9)	(3.1)	(264.0)
Gross profit		2,707.9	(62.3)	2,645.6	809.2	(3.1)	806.1
Selling and distribution costs		(1,386.5)	(30.6)	(1,417.1)	(338.5)	(8.6)	(347.1)
Research and development expenses		(539.0)	(10.0)	(549.0)	(124.4)	(7.4)	(131.8)
Administrative expenses		(152.2)	(336.8)	(489.0)	(61.5)	(79.4)	(140.9)
Operating profit		630.2	(439.7)	190.5	284.8	(98.5)	186.3

Finance costs	6	(274.9)	-	(274.9)	(69.1)	(6.4)	(75.5)
Finance income	6	5.9	-	5.9	1.2	0.6	1.8
Net finance costs	6	(269.0)	-	(269.0)	(67.9)	(5.8)	(73.7)

(Loss)/Profit before tax		361.2	(439.7)	(78.5)	216.9	(104.3)	112.6
Taxation	7	(72.2)	772.7	700.5	(52.9)	25.5	(27.4)
Profit from continuing operations		289.0	333.0	622.0	164.0	(78.8)	85.2
Profit from discontinued operation (attributable to equity shareholders of the company)	19	55.5	-	55.5	21.4	-	21.4
Profit for the period		344.5	333.0	677.5	185.4	(78.8)	106.6

Attributable to:
Equity shareholders of the company		344.7	333.0	677.7	185.1	(78.8)	106.3
Non-controlling interests		(0.2)	-	(0.2)	0.3	-	0.3
Profit for the period		344.5	333.0	677.5	185.4	(78.8)	106.6

The accompanying notes form part of these Consolidated Financial Statements.

Consolidated statements of comprehensive income (unaudited) continued
for the 12 months ended October 31, 2018 and six months ended October 31, 2017

		12 months ended October 31, 2018			6 months ended October 31, 2017
		Before exceptional items	Exceptional items (Note 4)	Total	Before exceptional items	Exceptional items (Note 4)	Total
	Note	$m	$m	$m	$m	$m	$m
Profit for the period		344.5	333.0	677.5	185.4	(78.8)	106.6
Other comprehensive income/(expense):
Items that will not be reclassified to profit or loss
Continuing operations:
Actuarial (loss)/gain on pension schemes liabilities	27	(14.8)	-	(14.8)	5.9	-	5.9
Actuarial loss on non-plan pension assets	27	(5.1)	-	(5.1)	(0.2)	-	(0.2)
Deferred tax movement		4.6	-	4.6	(0.8)	-	(0.8)
Discontinued operation:
Actuarial (loss)/gain on pension schemes liabilities	27	(2.4)	-	(2.4)	0.9	-	0.9
Actuarial loss on non-plan pension assets	27	(0.3)	-	(0.3)	(0.2)	-	(0.2)
Deferred tax movement		0.3	-	0.3	0.2	-	0.2
Items that may be subsequently reclassified to profit or loss
Cash flow hedge movements	33	84.6	-	84.6	1.8	-	1.8
Deferred tax movement on hedges	33	(15.7)	-	(15.7)	(0.7)	-	(0.7)
Currency translation differences – continuing operations		(32.6)	-	(32.6)	3.1	-	3.1
Currency translation differences - discontinued operation		0.4	-	0.4	0.3	-	0.3
Other comprehensive income for the period		19.0	-	19.0	10.3	-	10.3
Total comprehensive income for the period		363.5	333.0	696.5	195.7	(78.8)	116.9
Attributable to:
Equity shareholders of the company		363.7	333.0	696.7	195.4	(78.8)	116.6
Non-controlling interests		(0.2)	-	(0.2)	0.3	-	0.3
Total comprehensive income for the period		363.5	333.0	696.5	195.7	(78.8)	116.9

Total comprehensive income attributable to the equity shareholders of the company arises from:
Continuing operations		310.0	333.0	643.0	173.1	(78.8)	94.3
Discontinued operations		53.5	-	53.5	22.6	-	22.6
		363.5	333.0	696.5	195.7	(78.8)	116.9
Earnings per share (cents)
Earnings per share (cents)
From continuing and discontinued operations				cents			cents
- basic	9			155.77			35.83
- diluted	9			151.33			34.64
From continuing operations
- basic	9			143.01			28.60
- diluted	9			138.94			27.65
Earnings per share (pence)
From continuing and discontinued operations				pence			pence
- basic	9			115.89			27.50
- diluted	9			112.59			26.58
From continuing operations
- basic	9			106.40			21.95
- diluted	9			103.37			21.22

The accompanying notes form part of these Consolidated Financial Statements.

Consolidated statements of financial position (unaudited)
as at October 31, 2018 and October 31, 2017

	Note	October 31, 2018 $m	October 31, 2017 $m
Non-current assets
Goodwill	10	6,805.0	7,934.1
Other intangible assets	11	6,629.3	7,199.6
Property, plant and equipment	12	144.3	200.3
Investments in associates	14	-	11.0
Derivative asset	29	86.4	1.3
Long-term pension assets	27	16.7	23.6
Other non-current assets	15	38.8	45.4
		13,720.5	15,415.3
Current assets
Inventories	16	0.2	0.5
Trade and other receivables	17	1,272.0	1,251.5
Current tax receivables	23	24.5	-
Cash and cash equivalents	18	620.9	730.4
		1,917.6	1,982.4
Assets classified as held for sale	19	1,142.5	-
Total current assets		3,060.1	1,982.4
Total assets		16,780.6	17,397.7

Current liabilities
Trade and other payables	20	676.9	934.7
Borrowings	21	3.7	17.7
Finance leases	22	13.6	14.5
Provisions	26	57.4	55.7
Current tax liabilities	23	124.1	102.7
Deferred income	24	1,134.7	1,312.6
		2,010.4	2,437.9
Current liabilities classified as held for sale	19	437.7	-
		2,448.1	2,437.9
Non-current liabilities
Deferred income	25	178.1	335.5
Borrowings	21	4,842.2	4,831.5
Finance leases	22	14.9	18.4
Retirement benefit obligations	27	110.4	97.6
Long-term provisions	26	35.4	26.7
Other non-current liabilities	28	58.0	67.6
Current tax liabilities	23	131.0	-
Deferred tax liabilities	30	1,170.5	1,956.6
		6,540.5	7,333.9
Total liabilities		8,988.6	9,771.8
Net assets		7,792.0	7,625.9

Consolidated statements of financial position (unaudited) (continued)
as at October 31, 2018 and October 31, 2017

	Note	October 31, 2018 $m	October 31, 2017 $m

Capital and reserves
Share capital	31	65.8	65.6
Share premium account	32	41.0	36.4
Merger reserve	33	3,724.4	5,780.2
Capital redemption reserve	33	666.3	666.3
Hedging reserve	33	70.0	1.1
Retained earnings		3,275.2	1,095.3
Foreign currency translation deficit		(51.7)	(20.2)
Total equity attributable to owners of the parent		7,791.0	7,624.7
Non-controlling interests	34	1.0	1.2
Total equity		7,792.0	7,625.9

The accompanying notes form part of these Consolidated Financial Statements.

Consolidated statement of changes in equity (unaudited)
for the 12 months ended October 31, 2018 and six months ended October 31, 2017

		Share capital	Share premium account	Retained (deficit)/ earnings	Foreign currency translation reserve (deficit)	Capital redemption reserves	Hedging reserve	Merger reserve	Total equity attributable to owners of the parent	Non- controlling interests	Total equity
	Note	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Balance as at May 1, 2017		39.7	192.1	902.2	(22.9)	163.4	-	338.1	1,612.6	0.9	1,613.5
Profit for the financial period		-	-	106.3	-	-	-	-	106.3	0.3	106.6
Other comprehensive income/(expense) for the period		-	-	6.5	2.7	-	1.1	-	10.3	-	10.3
Total comprehensive income for the period		-	-	112.8	2.7	-	1.1	-	116.6	0.3	116.9
Transactions with owners:
Dividends	8	-	-	(133.9)	-	-	-	-	(133.9)	-	(133.9)
Share options:
Issue of share capital – share options	31,32	-	1.0	-	-	-	-	-	1.0		1.0
Movement in relation to share options		-	-	15.0	-	-	-	-	15.0	-	15.0
Corporation tax on share options		-	-	1.0	-	-	-	-	1.0	-	1.0
Deferred tax on share options		-	-	(1.8)	-	-	-	-	(1.8)	-	(1.8)
Shares issued to acquire the HPE Software business	31	28.8	-	-	-	-	-	6,485.4	6,514.2	-	6,514.2
Share reorganization and buy-back:
Return of Value – share consolidation	31,33	(2.9)	-	-	-	2.9	-	-	-	-	-
Issue and redemption of B shares	31,33	-	(156.7)	(500.0)	-	500.0	-	(343.3)	(500.0)	-	(500.0)
Reallocation of merger reserve	33	-	-	700.0	-	-	-	(700.0)	-	-	-
Balance as at October 31, 2017		65.6	36.4	1,095.3	(20.2)	666.3	1.1	5,780.2	7,624.7	1.2	7,625.9

Profit for the financial period		-	-	677.7	-	-	-	-	677.7	(0.2)	677.5
Other comprehensive (expense)/income for the period		-	-	(18.4)	(31.5)	-	68.9	-	19.0		19.0
Total comprehensive income/(expense) for the period		-	-	659.3	(31.5)	-	68.9	-	696.7	(0.2)	696.5
Transactions with owners:
Dividends	8	-	-	(408.3)	-	-	-	-	(408.3)	-	(408.3)
Share options:
Issue of share capital – share options	31,32	0.2	4.6	-	-	-	-	-	4.8	-	4.8
Movement in relation to share option		-	-	63.6	-	-	-	-	63.6	-	63.6
Corporation tax on share options		-	-	3.1	-	-	-	-	3.1	-	3.1
Deferred tax on share options		-	-	(21.9)	-	-	-	-	(21.9)	-	(21.9)
Share reorganization and buy-back:
Share buy-back	31	-	-	(171.7)	-	-	-	-	(171.7)	-	(171.7)
Reallocation of merger reserve	33	-	-	2,055.8	-	-	-	(2,055.8)	-	-	-
Balance as at October 31, 2018		65.8	41.0	3,275.2	(51.7)	666.3	70.0	3,724.4	7,791.0	1.0	7,792.0

The accompanying notes are an integral part of these Consolidated Financial Statements.

Consolidated statement of cash flows (unaudited)
for the 12 months ended October 31, 2018 and six months ended October 31, 2017

	Note	12 months ended October 31, 2018 $m	6 months ended October 31, 2017 $m
Cash flows from operating activities
Cash generated from operations	40	1,151.6	272.7
Interest paid		(219.5)	(82.3)
Bank loan costs		(10.8)	(90.4)
Tax paid		(79.0)	(20.5)
Net cash generated from operating activities		842.3	79.5
Cash flows (used in) / from investing activities
Payments for intangible assets	11	(56.5)	(35.6)
Purchase of property, plant and equipment	12	(30.2)	(9.9)
Finance leases	22	(0.7)	-
Interest received		7.5	1.7
Payment for acquisition of business	39	(19.3)	0.1
Net cash acquired with acquisitions	39	0.9	320.8
Net cash (used in) / from investing activities investing activities		(98.3)	277.1
Cash flows (used in) / from financing activities
Investment in non-controlling interest	34	(0.1)	-
Proceeds from issue of ordinary share capital	31	4.6	1.2
Purchase of treasury shares	31	(171.7)	-
Return of Value paid to shareholders	33	-	(500.0)
Repayment of working capital in respect of the HPE Software business acquisition		(225.8)	-
Repayment of bank borrowings	21	(37.9)	(215.0)
Proceeds from bank borrowings	21	-	1,043.8
Dividends paid to owners	8	(408.3)	(133.9)
Net cash (used in)/from financing activities		(839.2)	196.1
Effects of exchange rate changes		(11.4)	26.7
Net (decrease)/increase in cash and cash equivalents		(106.6)	579.4
Cash and cash equivalents at beginning of period		730.4	151.0
		623.8	730.4
Reclassification to current assets classified as held for sale		(2.9)	-
Cash and cash equivalents at end of period	18	620.9	730.4

The accompanying notes form part of these Consolidated Financial Statements.

The principal non-cash transactions in the twelve months ended October 31, 2018 were the issuance of shares as purchase consideration for the HPE Software business acquisition (Note 39) and property, plant and equipment finance lease additions of $12.1 million (Note 22)

Consolidated financial statements and notes (unaudited)
Summary of significant accounting policies
for the 12 months ended October 31, 2018 and six months ended October 31, 2017

General information
Micro Focus International plc (the “Company”) is a public limited Company incorporated and domiciled in the UK. The address of its registered office is, The Lawn, 22-30 Old Bath Road, Newbury, RG14 1QN, UK.

The Company changed its financial period-end from April 30, to October 31, and reports eighteen-month financial statements running from May 1, 2017 to October 31, 2018. This Exhibit presents the eighteen-month period split between the six months to October 31, 2017 and the twelve months to October 31, 2018.

Significant Accounting policies

Basis of preparation
The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”) and in conformity with IFRS as adopted by the European Union (collectively “IFRS”). The statement of financial position as at October 31, 2018 has been derived from the audited consolidated financial statements in Item 18 of Form 20-F.

The significant accounting policies applied are consistent with those on pages F-17 to F-37 of the Group Consolidated financial statements in Item 18 of Form 20-F. As discussed on page F-17, the Company has revised amounts previously reported in the Consolidated Statement of Comprehensive Income to correct the presentation of certain costs incorrectly classified as administrative expenses in the 18 month period ended October 31, 2018. The impact of the revision is to reduce administrative expenses by $159.0m, increase cost of sales by $43.4m, increase selling and distribution expenses by $94.2m, and increase research and development expenses by $21.4m, as compared with previously reported amounts for the twelve-months ended October 31, 2018. The Company also made certain other revisions to previously reported amounts that are immaterial to the financial statements.

Exchange rates

The functional currency of the Group is the United States Dollar ($).

The most important foreign currencies for the Group are Pound Sterling, the Euro, the Canadian Dollar and Israeli Shekel. The exchange rates used are as follows:

	12 months ended October 31, 2018		6 months ended October 31, 2017
	Average	Closing	Average	Closing
£1 = $	1.34	1.27	1.30	1.33
€1 = $	1.18	1.14	1.14	1.16
C$ = $	0.78	0.76	0.78	0.78
ILS = $	0.26	0.28	0.27	0.27

Critical accounting estimates, assumptions and judgments

In preparing these consolidated financial statements, the Group has made its best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. The Group regularly reviews these estimates and updates them as required. Actual results could differ from these estimates. Unless otherwise indicated, the Group does not believe that there is significant risk of a material change to the carrying value of assets and liabilities within the next financial year related to the accounting estimates and assumptions described below. The Group considers the following to be a description of the most significant estimates, which require the Group to make subjective and complex judgments and matters that are inherently uncertain.

Critical accounting estimates and assumptions

A Potential impairment of goodwill and other intangible assets
Each period, or whenever there are changes in circumstances indicating that the carrying amounts may not be recoverable, the Group carries out impairment tests of goodwill and other assets which require estimates to be made of the value in use of its CGU’s. These value in use calculations are dependent on estimates of future cash flows, long-term growth rates and appropriate discount rates to be applied to future cash flows. Further details on these estimates and sensitivity of the carrying value of goodwill to the discount rate in particular are provided in note 10.

B Provision for bad debt
The bad debt provision has historically been estimated based on the ageing of each debtor and on any changes in the circumstances of the individual receivable. The historic level of the provision has been very low given the high number of recurring customers and credit control policies with less than $2m of debtors written off as uncollectable in the two previous periods prior to April 30, 2017. However, as discussed in the Chief Financial Officer’s report the newly implemented IT environment in this period caused a material disruption within the order to cash process for the acquired HPE Software business, particularly impacting invoices raised between November 1, 2017 and April 30, 2018, which has significantly elevated debtor ageing with DSO days increased to 94 at October 31, 2018.

Consolidated financial statements and notes (unaudited)
Summary of significant accounting policies
for the 12 months ended October 31, 2018 and six months ended October 31, 2017

II Critical accounting estimates, assumptions and judgments continued

Critical accounting judgments

B Provision for bad debt continued
The system issue and subsequent cash collection has since been a key focus for the finance team and it has been found that the primary risk of bad debt is not believed to be related to specific customer credit risks or inappropriate billing, but instead to the administrative burden of invoice remediation needed by the Group before invoices can be resent to customers and payment made by the customer. This burden is high due to the volume of invoices impacted that require administrative changes. The related bad debt provision has been increased to $41.9m as a result of these circumstances at period end against total trade receivables of $1,089.6m. The provision is equivalent to the assumption that only the largest 15% of invoices by value aged > 90 days are expected to be collected and this reflects that a high volume of invoices were impacted. Given the number of invoices impacted, it is reasonably foreseeable that the volume of invoices actually collected will be different to 15% and given that a collection rate of 15% is relatively low, it is more foreseeable that there is greater upside than downside. Were only the largest 10% of invoices by value aged > 90 days collected then the provision recognised would need to be increased by $17m. However, if the largest 20% of invoices by value aged > 90 days were collected then the provision would be reduced by $10m and collection of the largest 30% would reduce the provision by $23m.

C Business combinations
When making acquisitions, the Group has to make judgments and best estimates about the fair value allocation of the purchase price. Where acquisitions are significant, appropriate advice is sought from professional advisors before making such allocations, otherwise valuations are done by management using consistent methodology with those used on prior period acquisitions.

Key judgments upon the acquisition of the HPE Software business were required in the assumptions used to underpin the valuation of acquired intangibles, particularly Customer Relationships ($4.48bn) and Technology ($1.81bn).

There was also judgment used in identifying who the accounting acquirer was in the acquisition of the HPE Software business, as the resulting shareholdings were not definitive to identify the entity, which obtains control in the transaction. As such, the Group considered the other factors laid down in IFRS, such as the composition of the governing body of the combined entity, composition of senior management of the combined entity, the entity that issued the equity interest, terms of exchange of equity interests, the entity which initiated the combination, relative size of each entity, the existence of a large minority voting interest in the combined entity and other factors (e.g. location of headquarters of the combined entity and entity name). The conclusion of this assessment is that the Company is the accounting acquirer of the HPE Software business, and the acquisition accounting is set out in the notes to the Consolidated financial statements (note 39).

D Revenue recognition
The key areas of judgment in respect of recognizing revenue are the timing of recognition and how the different elements of bundled contracts are identified, for example between licence and maintenance revenues.

E Exceptional item classification
The Group classifies items as exceptional in line with Accounting policy H of the Group Consolidated financial statements in Item 18 of Form 20-F. The classification of these items as an exceptional is a matter of judgment. This judgment is made by management after evaluating each item deemed to be exceptional against the criteria set out within the defined accounting policy.

F Provision for income taxes
The Group is subject to income taxes in numerous jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes including structuring activities undertaken by the Group and the application of complex transfer pricing rules. The Group recognizes liabilities for anticipated settlement of tax issues based on judgments of whether additional taxes will be due. Significant issues may take several periods to resolve. In making judgments on the probability and amount of any tax charge, management takes into account:

•	Status of the unresolved matter;
•	Strength of technical argument and clarity of legislation;
•	External advice;
•	Resolution process, past experience and precedents set with the particular taxing authority;
•	Agreements previously reached in other jurisdictions on comparable issues; and
•	Statute of limitations.

The key judgments in the period were related to the internal transfer of certain Group companies and whether this would create an additional tax charge through non-compliance with specific operational and transactional restrictions arising from US tax legislation and their application to the acquisition of the HPE Software business.  Based on their assessment the directors have concluded that no tax provisions are required with regards to these matters.

The ultimate tax liability may differ from the amount provided depending on interpretations of tax law, settlement negotiations or changes in legislation.  Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Financial risk factors
The financial risk factors applied are consistent with those on page F-37 of the Group Consolidated financial statements in Item 18 of Form 20-F.

Notes to the consolidated financial statements (unaudited)
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

1 Segmental reporting
In accordance with IFRS 8, “Operating Segments”, the Group has derived the information for its operating segments using the information used by the Chief Operating Decision Maker for the purposes of resource allocation and assessment of segment performance. The Chief Operating Decision Maker (“CODM”) is defined as the Executive Committee, which has changed its composition during the period.

For the six months to October 31, 2017, the Executive Committee consisted of the Executive Chairman, Chief Executive Officers of Micro Focus and SUSE, Chief Financial Officer and the Chief Operating Officer.

For the six months to April 30, 2018, the Executive Committee consisted of the Executive Chairman, the Chief Executive Officer, the Chief Executive Officer of SUSE and the Chief Financial Officer.

On July 2, 2018, the Group then announced the proposed sale of SUSE (Note 19), one of the Group’s two operating segments, approved by the shareholders on August 21, 2018. As a result, for management reporting purposes, following the agreement to dispose of the SUSE business, which is presented as a discontinued operation, the Group is organized into a single reporting segment comprising the Micro Focus Product Portfolio. Consistent with this the Chief Executive Officer of SUSE, Nils Brauckmann, stepped down from the Board on July 11, 2018 to concentrate on the sale. As such, the CODM from July 11, 2018 consisted of the Executive Chairman, the Chief Executive Officer and the Chief Financial Officer.

For the both periods the Group’s segment under IFRS 8 has been:

Micro Focus Product Portfolio – The Micro Focus Product Portfolio segment contains mature infrastructure software products that are managed on a portfolio basis akin to a “fund of funds” investment portfolio. This portfolio is managed with a single product group that makes and maintains the software, whilst the software is sold and supported through a geographic Go-to-Market organization. The products within the existing Micro Focus Product Portfolio are grouped together into four sub-portfolios based on industrial logic and management of the Micro Focus sub-portfolios: Application Modernization & Connectivity, Application Delivery Management, IT Operations Management and Security, Information Management & Governance.

The segmental reporting is consistent with that used in internal management reporting and the profit measure used by the Executive Committee is Adjusted EBITDA.

The internal management reporting that the Executive Committee receives includes a pool of centrally managed costs, which are allocated between Micro Focus and the SUSE business based on identifiable segment specific costs with the remainder allocated based on other criteria including revenue and headcount.

		12 months ended October 31, 2018	6 months ended October 31, 2017
	Note	$m	$m
Revenue before deferred revenue haircut		3,719.1	1,096.4
Deferred revenue haircut		(34.8)	(26.3)
Segment revenue		3,684.3	1,070.1
Directly managed costs		(2,381.7)	(615.6)
Allocation of centrally managed costs		36.7	15.9
Total segment costs		(2,345.0)	(599.7)
Adjusted Operating Profit		1,339.3	470.4
Exceptional items	4	(439.7)	(98.5)
Share based compensation charge	35	(47.5)	(16.8)
Amortization of purchased intangibles	11	(661.6)	(168.8)
Operating profit		190.5	186.3
Net finance costs	6	(269.0)	(73.7)
(Loss)/profit before tax		(78.5)	112.6

Reconciliation to Adjusted EBITDA:
(Loss)/profit before tax		(78.5)	112.6
Finance costs	6	274.9	75.5
Finance income	6	(5.9)	(1.8)
Depreciation of property, plant and equipment	12	73.6	15.0
Amortization of intangible assets	11	720.0	183.1
Exceptional items (reported in Operating profit)	4	439.7	98.5
Share-based compensation charge	35	47.5	16.8
Product development intangible costs capitalized	11	(27.5)	(16.9)
Foreign exchange credit		(30.2)	(7.2)
Adjusted EBITDA		1,413.6	475.6

No measure of total assets and total liabilities for each reportable segment has been reported as such amounts are not regularly provided to the Chief Operating Decision Maker.

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

2 Supplementary information

Revenue analysis by geography
The Group is domiciled in the UK. The Group’s revenue from external customers by geographical location are detailed below:

	12 months ended October 31, 2018	6 months ended October 31, 2017
	$m	$m
UK	232.2	67.4
USA	1,766.7	513.1
Germany	239.8	69.7
France	151.5	44.0
Japan	113.0	32.8
Other	1,181.1	343.1
Total	3,684.3	1,070.1

Asset analysis by geography
The total of non-current assets other than financial instruments and deferred tax assets as at October 31, 2018 located in the USA is $5,145.8 million (2017: $6,466.2 million), the total in the non-USA is $8,488.3 million (2017: $8,936.8 million). They exclude trade and other receivables, derivative financial instruments and deferred tax.

Analysis of revenue by product
Set out below is an analysis of revenue recognized between the principal product portfolios for the twelve months ended October 31, 2018 and six months ended October 31, 2017.

12 months ended October 31, 2018:

	License $m	Maintenance $m	Subscription $m	Consulting $m	SaaS $m	Total $m

Micro Focus Product Portfolio (continuing operations):
Application Modernization & Connectivity	183.6	333.1	-	12.1	-	528.8
Application Delivery Management	141.3	520.3	-	32.5	98.4	792.5
IT Operations Management	248.9	732.8	-	155.3	12.5	1,149.5
Security	217.6	446.0	-	63.1	35.6	762.3
Information Management & Governance	87.0	203.2	-	24.1	171.7	486.0
Subtotal	878.4	2,235.4	-	287.1	318.2	3,719.1
Deferred revenue haircut	-	(28.0)	-	(1.3)	(5.5)	(34.8)
Total Revenue	878.4	2,207.4	-	285.8	312.7	3,684.3

6 months ended October 31, 2017:

	License $m	Maintenance $m	Subscription $m	Consulting $m	SaaS $m	Total $m

Micro Focus Product Portfolio (continuing operations):
Application Modernization & Connectivity	72.7	164.5	-	5.8	-	243.0
Application Delivery Management	44.2	126.4	-	9.1	15.7	195.4
IT Operations Management	114.2	137.1	-	37.5	2.6	291.4
Security	74.0	134.2	-	18.3	6.0	232.5
Information Management & Governance	30.2	64.0	-	8.5	31.4	134.1
Subtotal	335.3	626.2	-	79.2	55.7	1,096.4
Deferred revenue haircut	(7.6)	(14.7)	-	(0.7)	(3.3)	(26.3)
Total Revenue	327.7	611.5	-	78.5	52.4	1,070.1

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

3 Profit before tax
Profit before tax is stated after charging/(crediting) the following operating costs/(gains) classified by the nature of the costs/(gains):

		12 months ended October 31, 2018	6 months ended October 31, 2017
	Note	$m	$m
Staff costs	35	1,526.4	568.6
Depreciation of property, plant and equipment
– owned assets	12	58.7	12.5
– leased assets	12	14.9	2.5
Loss on disposal of property, plant and equipment	12	4.2	0.5
Amortization of intangibles	11	720.0	183.1
Inventories
– cost of inventories recognized as a debit (included in cost of sales)	16	0.2	0.1
Operating lease rentals payable
– plant and machinery		6.8	2.0
– property		65.8	19.5
Provision for receivables impairment	17	(9.6)	49.6
Foreign exchange gains		(32.7)	(4.7)

4 Exceptional items

	12 months ended October 31, 2018	6 months ended October 31, 2017
Reported within Operating profit:	$m	$m
Integration costs	259.0	20.0
Pre-acquisition costs	-	43.0
Acquisition costs	1.3	25.8
Property related costs	38.2	(0.1)
Severance and legal costs	119.9	9.8
Divestiture	21.3	-
	439.7	98.5
Reported within finance costs:
Finance costs incurred in escrow period (Note 6)	-	6.4
Reported within finance income:
Finance income earned in escrow period (Note 6)	-	(0.6)
	-	5.8

Exceptional costs before tax	439.7	104.3

Tax:
Tax effect of exceptional items	(80.4)	(25.5)
Tax exceptional item	(692.3)	-
	(772.7)	(25.5)

Exceptional (income)/costs after tax	(333.0)	78.8

Integration costs
Integration costs of $259.0 million for the twelve months ended October 31, 2018 (six months to October 31, 2017: $20.0 million) arose mainly from the work being done in integrating Serena, GWAVA and the HPE Software business organization into the Micro Focus Product Portfolio. Other activities include system integration costs.

Pre-acquisition costs
The pre-acquisition costs of $43.0 million for the six months ended October 31, 2017 relate to the evaluation of the acquisition of the HPE Software business, which was announced in October 2016 and was completed on September 1, 2017. The costs relate to due diligence work, legal work on the acquisition agreements, professional advisors on the transaction and pre-integration costs relating to activities in readiness for the HPE Software business acquisition across all functions of the existing Micro Focus business.

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

4 Exceptional items continued

Acquisition costs
The acquisition costs of $25.8 million for the six months ended October 31, 2017 include external costs in completing the acquisition of the HPE Software business in September 2017, (including $7.7 million in respect of US excise tax payable on the award of Long-Term Incentives and Additional Share Grants to four senior employees) and costs relating to the acquisition of COBOL-IT SAS. The external costs mostly relate to due diligence work, legal work on the acquisition agreements and professional advisors on the transaction. The $1.3 million acquisition costs in the 12-months ended October 31, 2018 are the final amounts relating to the HPE Software business acquisition.

Property related costs
Property related costs of $38.2 million for the twelve months ended October 31, 2018 (six months to October 31, 2017: $0.1 million credit) relate mainly to the assessment and reassessment of leases on empty or sublet properties held by the Group, in particular in North America, and the cost of site consolidations.

Severance and legal costs
Severance and legal costs of $119.9 million for the twelve months ended October 31, 2018 (six months to October 31, 2017: $9.8 million) relate mostly to termination costs for employees after acquisition relating to the integration of the HPE Software business organization into the Micro Focus Product Portfolio.

Divestiture
Divestiture costs of $21.3 million for the twelve months ended October 31, 2018 (six months to October 31, 2017: $nil) relate mostly to fees paid to professional advisors relating to the SUSE divestiture, due to be completed in the first quarter of 2019 (Note 19).

Finance income and finance costs
Finance costs of $6.4 million and finance income of $0.6 million for the six months ended October 31, 2017 relate to interest (charged and gained) on additional term loan facilities drawn down in relation to the acquisition of the HPE Software business, between the date the facilities were drawn into escrow and the acquisition date.

Tax
The tax effect of exceptional items and a tax exceptional item is a credit to the income statement of $772.7 million for the twelve months ended October 31, 2018 (six months to October 31, 2017: $25.5 million). The exceptional tax credit of $692.3 million (2017: $nil) in the twelve months ended October 31, 2018 relates to the impact of US tax reforms, comprised of a credit of $930.6 million in respect of the re-measurement of deferred tax liabilities and a transition tax charge of $238.3 million payable over eight years.

5 Services provided by the Group’s auditor and network of firms
During the twelve months ended October 31, 2018 and six months ended 30 October 2017, the Group obtained the following services from the Group’s auditor as detailed below:

	12 months ended October 31, 2018	6 months ended October 31, 2017
	$m	$m

Audit of Company	8.1	4.1
Audit of subsidiaries	1.3	0.6
Total audit	9.4	4.7

Audit related assurance services	0.4	0.5
Other assurance services	0.6	0.1
	1.0	0.6

Tax compliance services	0.1	0.1
Tax advisory services	0.1	0.1
Services relating to taxation	0.2	0.2

Other non-audit services	0.1	-

Total	10.7	5.5

The twelve months ended October 31, 2018 and six months ended 30 October 2017 fees represent fees paid to KPMG LLP, as the current auditor.

Audit related assurance services for both periods relate primarily to the additional audit procedures required to be performed on the Micro Focus International plc financial statements that are included in US filings and two interim reviews, that were required for both six-month periods ending October 31, 2017 and April 30, 2018.

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

5 Services provided by the Group’s auditor and network of firms continued

Other assurance services in the twelve months ended October 31, 2018 relate primarily to the auditor’s assurance work in relation to the SUSE divestiture and license verification compliance work.

The remaining non-audit services in the period included a limited amount of tax compliance and tax advice.

6 Finance income and finance costs

	Note	12 months ended October 31, 2018	6 months ended October 31, 2017
		$m	$m
Finance costs
Interest on bank borrowings		217.0	59.5
Commitment fees		3.3	-
Amortization of facility costs and original issue discounts		46.9	13.5
Finance costs on bank borrowings		267.2	73.0

Net interest expense on retirement obligations	27	2.3	0.5
Finance lease expense		1.5	1.2
Interest rate swaps: cash flow hedges, transfer from equity		2.9	0.5
Other		1.0	0.3
Total		274.9	75.5

		12 months ended October 31, 2018	6 months ended October 31, 2017
		$m	$m
Finance income
Bank interest		2.6	1.0
Interest on non-plan pension assets	27	0.4	0.2
Other		2.9	0.6
Total		5.9	1.8

Net finance cost		269.0	73.7

Included within exceptional items	3
Finance costs incurred in escrow period		-	6.4
Finance income earned in escrow period		-	(0.6)
		-	5.8

7 Taxation

	12 months ended October 31, 2018	6 months ended October 31, 2017
	$m	$m

Current tax
Current period	272.6	(26.8)
Adjustments to tax in respect of previous periods	(23.6)	8.9
	249.0	(17.9)
Deferred tax
Origination and reversal of timing differences	(27.9)	54.3
Adjustments to tax in respect of previous periods	10.0	(8.8)
Impact of change in tax rates	(931.6)	(0.2)
	(949.5)	45.3

Total	(700.5)	27.4

For the twelve months ended October 31, 2018, a deferred tax debit of $21.9 million (six months ended October 31, 2017: $1.8 million) and current tax credit of $3.2 million (six months ended October 31, 2017: $0.9 million credit) has been recognized in equity in relation to share options.
A current tax debit of $15.7 million (six months ended October 31, 2017: $0.7 million) has been recognized in the hedging reserve (Note 33).

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

7 Taxation continued

In addition, a deferred tax debit of $4.9 million (six months ended October 31, 2017: $0.6 million credit) has been recognized in other comprehensive income in relation to defined benefit pension schemes.

The tax charge for the twelve months ended October 31, 2018 is lower than the standard rate of corporation tax in the UK of 19.00% (2017: 19.00%). The differences are explained below:

	12 months ended October 31, 2018	6 months ended October 31, 2017
	$m	$m
(Loss)/profit before taxation	(78.5)	112.6

Tax at UK corporation tax rate 19.0% (2017: 19.0%)	(14.9)	21.4
Effects of:
Tax rates other than the UK standard rate	8.2	9.6
Intra-group financing	(47.9)	(4.6)
Interest restrictions	31.8	-
Innovation tax credit benefits	(15.9)	(5.5)
US foreign inclusion income	38.0	1.0
US transition tax	231.2	7.1
Share options	9.4	0.8
Movement in deferred tax not recognized	6.3	1.0
Effect of change in tax rates	(931.7)	(0.2)
Expenses not deductible and other permanent differences	(1.3)	(3.4)
	(686.8)	27.2

Adjustments to tax in respect of previous periods:
Current tax	(23.7)	9.0
Deferred tax	10.0	(8.8)
	(13.7)	0.2

Total taxation	(700.5)	27.4

Tax rates other than the UK standard rate includes provisions for uncertain tax positions relating to the risk of challenge from tax authorities to the geographic allocation of profits across the Group. The change between the periods reflects the increased size of the group following the HPE Software business acquisition and the impact of the OECD’s continuing Base Erosion and Profit Shifting project.

The Group continues to benefit from the UK’s Patent Box regime, US R&D tax credits and other innovation-based tax credits offered by certain jurisdictions, the benefit for the twelve months ended October 31, 2018 being $15.9 million (six months ended October 31, 2017: $5.5 million). The Group realized benefits in relation to intra-group financing of $16.1 million for the twelve months ended October 31, 2018 (six months ended October 31, 2017: $4.6. million). The benefits mostly relate to arrangements put in place to facilitate the acquisitions of the HPE Software business, TAG and Serena.

US foreign inclusion income includes non-US amounts deemed repatriated to, and therefore taxable, in the US in the current period.

US tax reforms result in a net credit to the income statement in the period of $700.4 million being a credit of $931.6 million in respect of the re-measurement of deferred tax liabilities due to the reduction of the US federal tax rate from 35% to 21% and a transition tax charge of $231.2 million payable over eight years.

The Group recognized a net overall charge in respect of share options due to deferred tax credits arising on options held at the balance sheet date being lower than the current tax charge as a result of the terms of the options.

The movement in deferred tax assets and liabilities during the period is analyzed in Note 30.

The Group realized a net credit in relation to the true-up of prior period current and deferred tax estimates of $13.7 million for the twelve months ended October 31, 2018 (six months ended October 31, 2017: $0.2 million net debit). Within the current tax true up is a credit of $7.5 million (six months ended October 31, 2017: $3.7 million) in respect of items within the income tax reserve, which are no longer considered probable to arise.

The Group’s tax charge is subject to various factors, many of which are outside the control of the Group, including changes in local tax legislation, and specifically US tax reform, the OECD’s Base Erosion and Profit Shifting project and the consequences of Brexit. The European Commission has issued preliminary findings and opened a state id investigation into the UK’s ‘Financing Company Partial Exemption’ legislation. Similar to other UK based international companies Micro Focus may be affected by the final outcome of this investigation and is monitoring developments. If the preliminary findings of the European Commission’s investigation into the UK legislation are upheld, Micro Focus has calculated that the maximum potential tax liability would be $57.8m. Based on its current assessment Micro Focus believes that no provision is required in respect of this issue.

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

8 Dividends
	12 months ended October 31, 2018	6 months ended October 31, 2017
Equity - ordinary	$m	$m
Final paid 58.33 cents per ordinary share	-	133.9
First interim paid 34.60 cents per ordinary share	156.2	-
Second interim paid 58.33 cents per ordinary share	252.1	-
	408.3	133.9

The directors announced a final dividend of 58.33 cents per share payable on April 5, 2019 to shareholders who are registered at March 1, 2019. This final dividend, amounting to $249.0 million has not been recognized as a liability as at October 31, 2018.

9 Earnings per share
The calculation of the basic earnings per share has been based on the earnings attributable to owners of the parent and the weighted average number of shares for each period.

Reconciliation of the earnings and weighted average number of shares:

	12 months ended October 31, 2018	6 months ended October 31, 2017
Earnings ($m)
Profit for the period from continuing operations	622.2	84.9
Profit for the period from discontinued operations	55.5	21.4
	677.7	106.3

Number of shares (m)
Weighted average number of shares	435.1	296.7
Dilutive effects of shares	12.7	10.2
	447.8	306.9

Earnings per share
Basic earnings per share (cents)
Continuing operations	143.01	28.60
Discontinued operation	12.76	7.23
	155.77	35.83

Diluted earnings per share (cents)
Continuing operations	138.94	27.65
Discontinued operation	12.39	6.99
	151.33	34.64

Basic earnings per share (pence)
Continuing operations	106.40	21.95
Discontinued operation	9.49	5.55
	115.89	27.50

Diluted earnings per share (pence)
Continuing operations	103.37	21.22
Discontinued operations	9.22	5.36
	112.59	26.58

Earnings attributable to ordinary shareholders
From continuing operations	622.0	85.2
Excluding non-controlling interests	0.2	(0.3)
Profit for the period from continuing operations	622.2	84.9
From discontinued operation	55.5	21.4
	677.7	106.3

Average exchange rate	$1.34/£1	$1.30/£1

The weighted average number of shares excludes treasury shares. (Note 31).

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

10 Goodwill
		October 31, 2018	October 31, 2017
	Note	$m	$m
Cost and net book amount
At November 1/ May 1		7,934.1	2,828.6
Acquisitions[1]	39	(241.6)	5,105.5
Reclassification to assets held for sale	19	(887.5)	-
At October 31		6,805.0	7,934.1
A segment-level summary of the goodwill allocation is presented below:
Micro Focus		6,805.0	7,074.5
SUSE		-	859.6
		6,805.0	7,934.1
1Amounts relating to the HPE Software acquisition recorded in the 12-months ended October 31, 2018 include fair value adjustments recorded in the 12-month measurement period following the acquisition as prescribed by IFRS 3 Business Combinations.

Goodwill acquired through business combinations has been allocated to a cash generating unit (“CGU”) for the purpose of impairment testing.  It has been determined that the Group has two CGUs being the two product portfolio groups, Micro Focus and SUSE.

The goodwill arising on the acquisition of the HPE Software business of $4,858.3 million (Note 39) and COBOL-IT, SAS (“COBOL-IT”) $5.6 million (Note 39) have been allocated to the Micro Focus CGU as this is consistent with the segment reporting that used in internal management reporting.

Of the additions to goodwill, there is no amount expected to be deductible for tax purposes.

Impairment Test
Refer to pages F-48 and F-49 of the Group Consolidated financial statements in Item 18 of Form 20-F for details of impairment testing for the period. No impairment charge resulted from the goodwill tests for impairment in 2018 (2017: no impairment).

11 Other intangible assets

			Purchased intangibles
	Purchased software	Product Development costs	Technology	Trade names	Customer relationships	Lease Contracts	Total
	$m	$m	$m	$m	$m	$m	$m
Cost
At May 1, 2017	24.6	213.8	398.9	239.6	972.4	-	1,849.3

Continuing operations:
Acquisitions - HPE Software business (Note 39)	72.8	-	1,775.0	188.0	4,222.0	15.0	6,272.8
Additions	18.3	17.0	-	-	-	-	35.3
Additions – external consultants	-	0.5	-	-	-	-	0.5
Exchange adjustments	0.5	(0.1)	-	-	-	-	0.4
At October 31, 2017	116.2	231.2	2,173.9	427.6	5,194.4	15.0	8,158.3

Acquisitions - HPE Software business[1]	-	-	34.0	(25.0)	258.0	-	267.0
Acquisitions – COBOL-IT	-	-	1.5	0.2	12.3	-	14.0
(Note 39)
Acquisitions – Covertix	2.5	-	-	-	-	-	2.5
(Note 39)			-	-	-	-
Additions	28.5	27.4	-	-	-	-	55.9
Additions – external consultants	-	0.4	-	-	-	-	0.4
Exchange adjustments	(0.9)	0.1	-	-	-	-	(0.8)

Discontinued operation:
Reclassification to current assets classified as held for sale (Note 19)	(5.2)	-	(50.9)	(135.1)	(87.5)	-	(278.7)
At October 31, 2018	141.1	259.1	2,158.5	267.7	5,377.2	15.0	8,218.6

1Amounts relating to the HPE Software acquisition recorded in the 12-months ended October 31, 2018 are the fair value adjustments recorded in the 12-month measurement period following the acquisition as prescribed by IFRS 3 Business Combinations.

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

11 Other intangible assets continued

				Purchased intangibles
	Purchased software	Product Development costs	Technology	Trade names	Customer relationships	Lease Contracts	Total
	$m	$m	$m	$m	$m	$m	$m

Accumulated amortization
At May 1, 2017	21.0	164.7	223.0	38.8	312.5	-	760.0

Continuing operations:
Amortization charge for the period	2.5	12.4	57.9	6.6	103.3	0.4	183.1
Exchange adjustments	-	0.1	-	-	-	-	0.1

Discontinued operation:
Amortization charge for the period	0.3	-	5.1	3.5	6.6	-	15.5
At October 31, 2017	23.8	177.2	286.0	48.9	422.4	0.4	958.7

Continuing operations:
Amortization charge for the period	28.2	29.6	222.6	20.1	416.7	2.8	720.0
Exchange adjustments	(0.9)	(0.1)	-	-	-	-	(1.0)

Discontinued operation:
Amortization charge for the period	0.5	-	8.3	5.6	10.3	-	24.7
Reclassification to current assets classified as held for sale (Note 19)	(1.5)	-	(38.0)	(25.7)	(47.9)	-	(113.1)
At October 31, 2018	50.1	206.7	478.9	48.9	801.5	3.2	1,589.3

Net book amount at October 31, 2018	91.0	52.4	1,679.6	218.8	4,575.7	11.8	6,629.3
Net book amount at October 31, 2017	92.4	54.0	1,887.9	378.7	4,772.0	14.6	7,199.6

Intangible assets, with the exception of purchased software and internally generated product development costs, relate to identifiable assets purchased as part of the Group’s business combinations. Intangible assets are amortized on a straight-line basis over their expected useful economic life - see Group Accounting policy K.

Expenditure totaling $55.9 million (six months to October 31, 2017: $35.3 million) was made in the twelve months ended October 31, 2018, including $27.4 million in respect of development costs and $28.5 million of purchased software. The acquisition of the HPE Software business in the six months ended October 31, 2017 gave rise to an addition of $6,272.8 million to purchased intangibles. The acquisition of COBOL-IT in the twelve months ended October 31, 2018 gave rise to an addition of $14.0 million to purchased intangibles (Note 39).

Of the $17.5 million of additions to product development costs in the six months ended October 31, 2017, $17.0 million relates to internal product development costs and $0.5 million to external consultants’ product development costs.

At October 31, 2018, the unamortized lives of technology assets were in the range of two to 10 years, customer relationships in the range of one to 10 years and trade names in the range of 10 to 20 years.

Included in the consolidated statement of comprehensive income for the twelve months ended October 31, 2018 and the six months ended October 31, 2017 was:

	12 months ended October 31, 2018 $m	6 months ended October 31, 2017 $m
Cost of sales:
- amortization of product development costs	29.6	12.4
- amortization of acquired purchased technology	222.6	57.9
Selling and distribution:
- amortization of acquired purchased trade names, customer relationships and lease contracts	439.6	110.3
Administrative expenses:
- amortization of purchased software	28.2	2.5
Total amortization charge for the period	720.0	183.1

Research and development:
- capitalization of product development costs	27.4	17.0

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

12 Property, plant and equipment
	Freehold land and buildings	Leasehold improvements	Computer equipment	Fixtures and fittings	Total
	$m	$m	$m	$m	$m
Cost
At May 1, 2017	14.3	27.3	32.6	6.0	80.2

Continuing operations:
Acquisition – HPE Software business (Note 39)	20.0	41.0	80.8	23.8	165.6
Additions	0.2	0.2	6.3	2.7	9.4
Disposals	-	(0.3)	(0.1)	(0.3)	(0.7)
Exchange adjustments	0.3	0.5	0.4	0.1	1.3

Discontinued operation:
Additions	-	-	0.4	-	0.4
At October 31, 2017	34.8	68.7	120.4	32.3	256.2

Acquisition – HPE Software business (Note 39)[1]	(20.0)	15.5	(1.3)	0.3	(5.5)
Acquisition – COBOL-IT (Note 39)	-	-	0.1	-	0.1
Additions	(0.2)	10.2	27.0	3.7	40.7
Disposals	-	(7.2)	(27.0)	(4.3)	(38.5)
Exchange adjustments	(0.3)	(3.9)	(8.6)	(2.6)	(15.4)

Discontinued operation:
Additions	-	-	1.6	-	1.6
Disposals	-	-	(0.1)	-	(0.1)
Exchange adjustments	-	-	0.3	-	0.3

Reclassification to current assets classified as held for sale (Note 19)	-	(4.1)	(9.1)	(0.3)	(13.5)
At October 31, 2018	14.3	79.2	103.3	29.1	225.9
1Amounts relating to the HPE Software acquisition recorded in the 12-months ended October 31, 2018 are the fair value adjustments recorded in the 12-month measurement period following the acquisition as prescribed by IFRS 3 Business Combinations.

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

12 Property, plant and equipment continued

	Freehold land and buildings $m	Leasehold improvements $m	Computer equipment $m	Fixtures and fittings $m	Total $m

Accumulated depreciation
At May 1, 2017	1.8	12.7	22.1	2.7	39.3

Continuing operations:
Charge for the period	0.3	2.4	10.3	2.0	15.0
Disposals	-	(0.1)	-	(0.2)	(0.3)
Exchange adjustments	-	0.2	0.4	-	0.6

Discontinued operation:
Charge for the period	-	0.6	0.4	0.3	1.3
At October 31, 2017	2.1	15.8	33.2	4.8	55.9

Continuing operations:
Charge for the period	0.1	23.9	40.4	9.2	73.6
Disposals	-	(3.9)	(26.9)	(3.5)	(34.3)
Exchange adjustments	-	(1.5)	(6.8)	(2.9)	(11.2)

Discontinued operation:
Charge for the period	-	2.1	2.2	1.0	5.3
Disposals	-	-	-	-	-
Exchange adjustments	-	-	0.1	-	0.1

Reclassification to current assets classified as held for sale (Note 19)	-	(2.1)	(5.6)	(0.1)	(7.8)
At October 31, 2018	2.2	34.3	36.6	8.5	81.6

Net book amount at October 31, 2018	12.1	44.9	66.7	20.6	144.3
Net book amount at November 1, 2017	32.7	52.9	87.2	27.5	200.3

Depreciation for the twelve months ended October 31, 2018 of $73.6 million (six months ended October 31, 2017: $15.0 million) is included within administrative expenses and cost of sales in the consolidated statement of comprehensive income. The carrying value of computer equipment held under finance leases and hire purchase contracts as at October 31, 2018 was $25.9 million (October 31, 2017 $19.8 million).

13 Group entities

The details of group entities as at October 31, 2018 can be found on pages F-55 to F-71 of the Group Consolidated financial statements in Item 18 of Form 20-F.

14 Investments in associates

Open Invention Network LLC (“OIN”), a strategic partnership for the Group, licenses its global defensive patent pool in exchange for a pledge of non-aggression, which encourages freedom of action in Linux and the sharing of new ideas and inventions. There are no significant restrictions on the ability of associated undertakings to transfer funds to the parent. There are no contingent liabilities to the Group’s interest in associates.

At October 31, 2018 the Group had a 12.5% interest ($9.6 million) (October 31, 2017: 12.5%, $11.0 million) investment in OIN. There are eight (2017: eight) equal shareholders of OIN, all holding 12.5% (2017: 12.5%) interest, and each shareholder has one board member and one alternative board member. The Group exercises significant influence over OIN’s operation and therefore accounts for its investment in OIN as an associate.

The Investment in Associates is part of discontinued operations, which will be disposed of with the sale of the SUSE business segment and as such has been transferred to assets held for sale (Note 19).

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

14 Investments in associates continued

The Group uses the equity method of accounting for its interest in associates.  The following table shows the aggregate movement in the Group’s investment in associates:

	12 months ended October 31, 2018	6 months ended October 31, 2017
	$m	$m
At November 1/ May 1	11.0	11.4

Gain on dilution of investment	-	-
Share of post-tax loss of associates	(1.4)	(0.4)
	9.6	11.0

Reclassification to current assets classified as held for sale (Note 19)	(9.6)	-
At October 31	-	11.0

Details of the Group’s principal associates are provided below.

Company name	Country of incorporation and principal place of business	Proportion held	Principal activities
Open Invention Network LLC	USA	12.5%	Sale and support of software

The accounting year-end date of the associate consolidated within the Group’s financial statements is December 31, and we obtain its results on a quarterly basis. The Group records an adjustment within the consolidated financial statements to align the reporting period of the associate and the Group. Following the change in year-end for the Group to October 31, from April 30, we now report based on the September 30, 2018 quarter rather than the March 31, 2017 quarter end. The assets, liabilities, and equity of the Group’s associate as at September 30 and the revenue and loss of the Group’s associate for the period ended September 30, 2018 with the corresponding adjustment to align the reporting period was as follows:

	September 30, 2018	September 30, 2017
	$m	$m
Non-current assets	38.2	39.2
Current assets	41.7	51.0
Current liabilities	(0.7)	(0.7)
Non-current liabilities	(1.0)	(0.6)
Net assets	78.2	88.9

	12 months ended September 30, 2018	6 months ended September 30, 2017
	$m	$m
Revenue	-	-
Net loss	10.6	3.8

	12 months to October 31, 2018	6 months to October 31, 2017
	$m	$m
Loss attributable to the Group for the period ended September 30, 2018	1.4	0.4
Adjustment on estimated October 2018 result attributable to the Group	-	-
	1.4	0.4

15 Other non-current assets

	October 31, 2018	October 31, 2017
	$m	$m
Employee Benefit Deposit	31.1	31.1
Long-term rent deposits	4.1	4.1
Long Term Prepaid Expenses	2.9	8.3
Other	0.7	1.9
	38.8	45.4

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

15 Other non-current assets continued

Employee benefit deposits are held in Germany ($15.4 million), Israel ($10.2 million), Italy ($2.7 million) and the Netherlands ($2.8 million). Employers in Germany, Italy and Israel are required by law maintain funds to satisfy certain employee benefit liabilities, including free-time off, compensation for involuntary termination of employment. These investment-based deposits are managed by third parties and the carrying values are marked-to-market based on third party investment reports. In addition, a cash deposit was held in the Netherlands on behalf of certain employees to cover legacy employment subsistence benefits.

16 Inventories
	October 31, 2018	October 31, 2017
	$m	$m
Work in progress	-	-
Finished goods	0.2	0.5
	0.2	0.5

The Group utilized $0.2 million (six months to October 31, 2017: $0.1 million) of inventories included in cost of sales during the twelve months to October 31, 2018.

17 Trade and other receivables
	October 31, 2018	October 31, 2017
	$m	$m
Trade receivables	1,089.6	1,057.2
Less: provision for impairment of trade receivables	(41.9)	(51.3)
Trade receivables net	1,047.7	1,005.9
Prepayments	60.0	51.7
Other receivables	79.0	193.1
Accrued income	85.3	0.8
	1,272.0	1,251.5

Concentrations of credit risk with respect to trade receivables are limited due to the Group’s customer base being large and unrelated. The Group considers the credit quality of trade and other receivables on a customer by customer basis. The Group considers that the carrying value of the trade and other receivables that is disclosed below gives a fair presentation of the credit quality of the assets. This is considered to be the case as there is a low risk of default due to the high number of recurring customers and credit control policies. In determining the recoverability of a trade receivable, the Group considers the ageing of each debtor and any change in the circumstances of the individual receivable. Due to this, management believes there is no further credit risk provision required in excess of the normal provision for doubtful receivables.

At October 31, 2018 and October 31, 2017, the carrying amount approximates the fair value of the instrument due to the short-term nature of the instrument. The trade receivables of $1,089.6 million at October 31, 2018 is net of the $21.5 million bad debt provision in the opening balance for the HPE Software business (Note 39).

At October 31, 2018, trade receivables of $249.3 million (October 31, 2017: $239.3 million) were past due but not impaired. These relate to a large number of independent companies for whom there is no recent history of default. The amounts are regarded as recoverable. The average age of these receivables was 107 days in excess of due date (October 31, 2017: 108 days).

As at October 31, 2018, trade receivables of $41.9 million (October 31, 2017: $51.3 million) were either partially or fully impaired. The amount of the provision was $41.9 million (October 31, 2017: $51.3 million). The ageing of these receivables is as follows:

	October 31, 2018	October 31, 2017
	$m	$m
Up to three months	-	-
Three to four months	3.6	4.4
Over four months	38.3	46.9
	41.9	51.3

Movements in the Group provision for impairment of trade receivables were as follows:

	October 31, 2018	October 31, 2017
	$m	$m
At November 1/ May 1	51.3	2.6
Provision for receivables impairment	(9.6)	49.7
Receivables written off as uncollectable	0.2	(0.9)
Receivables previously provided for but now collected	-	(0.1)
Exchange adjustments	-	-
At October 31	41.9	51.3

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

17 Trade and other receivables continued

The creation and release of provision for impaired receivables have been included in selling and distribution costs in the consolidated statement of comprehensive income. Amounts charged in the allowance account are generally written off when there is no expectation of recovering additional cash. The Group does not hold any collateral as security.

18 Cash and cash equivalents
	October 31, 2018	October 31, 2017
	$m	$m
Cash at bank and in hand	387.1	453.3
Short-term bank deposits	236.7	277.1
	623.8	730.4
Reclassification to current assets classified as held for sale (Note 19)	(2.9)	-
Cash and cash equivalents	620.9	730.4

At October 31, 2018 and October 31, 2017, the carrying amount approximates to the fair value. The Group’s credit risk on cash and cash equivalents is limited as the counterparties are well established banks with high credit ratings. The credit quality of cash and cash equivalents is as follows:

	October 31, 2018	October 31, 2017
	$m	$m
S&P/Moody’s/Fitch rating:
AAA	231.5	272.3
AA-	81.0	95.3
A+	260.4	306.4
A	20.1	23.6
A-	3.8	4.4
BBB+	4.5	5.3
BBB	1.0	1.2
BBB-	0.6	0.7
BB+	2.1	2.4
BB	-	-
BB-	15.2	17.9
B+	-	-
CCC+	0.2	0.2
C-	0.3	0.4
Not Rated	0.2	0.3
	620.9	730.4

19 Discontinued operation and assets classified as held for sale

Discontinued operation – SUSE business segment
On July 2, 2018, the Group announced the proposed sale of the SUSE business segment to Blitz 18-679 GmbH (subsequently renamed to Marcel Bidco GmbH), a newly incorporated wholly-owned subsidiary of EQTVIII SCSp which is advised by EQT Partners. The total cash consideration of $2.535 billion is on a cash and debt free basis and subject to normalization of working capital.

On August 21, 2018, Shareholders voted to approve the proposed transaction whereby the Company has agreed to sell its SUSE business segment to Marcel Bidco GmbH, a newly incorporated, wholly-owned subsidiary of EQTVIII SCSp, for a total cash consideration of approximately $2.5 billion, subject to customary closing adjustments. Following this vote, all applicable antitrust, competition, merger control and governmental clearances have been obtained. Completion of the transaction is now only conditional upon completing the carve-out of the SUSE business segment from the rest of the Micro Focus Group (and certain related matters) and it is currently anticipated that this will be satisfied such that the transaction will complete in the first calendar quarter of 2019.  As set out in the circular to shareholders in advance of the vote, net sale proceeds after tax, transaction costs and customary closing adjustments are estimated to be $2.1 billion and these funds will be used to make a required debt repayment in accordance with the Credit Agreement. It is intended that the balance will be returned to shareholders (“Return of Value”).  A circular to shareholders in respect of the Return of Value will be dispatched in due course.

Due to the proposed sale and subsequent shareholder approval, the SUS business segment has been treated as discontinued in these financial statements.

The SUSE Business, a pioneer in Open Source software, develops, markets and supports an enterprise grade Linux operating system, Open Source software-defined infrastructure and application delivery solutions that give enterprises greater control and flexibility over their IT systems.

Micro Focus believes the disposal consideration represents a highly attractive enterprise valuation for the SUSE business at approximately 7.9x revenue of the SUSE Business for the twelve months ended October 31, 2017. Micro Focus believes EQT provides a strong long-term investor for the SUSE Business and allows Micro Focus to continue to focus upon its longstanding and consistent strategy of delivering value to customers and shareholders through effective management of infrastructure software assets in an increasingly consolidating sector.

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

19 Discontinued operation and assets classified as held for sale continued

Discontinued operation – Financial performance

	12 months ended October 31, 2018	6 months ended October 31, 2017
	$m	$m
Revenue	373.7	164.5
Operating costs	(295.7)	(131.4)
Profit before taxation	78.0	33.1
Taxation	(22.5)	(11.7)
Profit for the period from discontinued operations	55.5	21.4

Discontinued operation – Cash flow

The cash flow statement shows amounts related to the discontinued operation.

	12 months ended October 31, 2018 $m	6 months ended October 31, 2017 $m
Net cash inflows from operating activities	98.1	38.0
Net cash (outflows) from investing activities	(1.8)	(0.7)
Net cash flows from financing activities	-	-

Assets classified as held for sale

	October 31, 2018
Reported in:	Current assets	Current liabilities	Total
	$m	$m	$m
SUSE	1,114.5	(427.4)	687.1
Atalla	28.0	(10.3)	17.7
	1,142.5	(437.7)	704.8

The net asset assets held for sale relating to the disposals of SUSE and Atalla are detailed in the tables below. These include non-current assets and non-current liabilities that are shown as current assets and liabilities in the Consolidated statement of financial position.

A.          SUSE
The assets and liabilities relating to SUSE have been presented as held for sale following the shareholder approval on August 21, 2018. Costs to sell have been included in trade and other payables.

	Note	October 31, 2018
		$m
Non-current assets
Goodwill	10	859.6
Other Intangible assets	11	165.6
Property, plant and equipment	12	5.7
Investment in associates	14	9.6
Deferred tax assets		1.6
Long-term pension assets	27	1.5
Other non-current assets		2.2
		1,045.8
Current assets
Trade and other receivables		65.8
Cash and cash equivalents		2.9
		68.7
Total assets held for sale		1,114.5

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

19 Discontinued operation and assets classified as held for sale continued

A.   SUSE continued

Current liabilities
Trade and other payables		(38.0)
Provisions	26	(0.7)
Current tax liabilities		(1.2)
Deferred income		(218.3)
		(258.0)
Non-current liabilities
Deferred income		(160.8)
Retirement benefit obligations	27	(5.5)
Long-term provisions	26	(2.3)
Other non-current liabilities		(0.6)
		(169.2)
Total liabilities held for sale		(427.4)
Net assets held for sale		687.1

B.   Atalla
On May 18, 2018 the Company entered into an agreement with Utimaco Inc. (“Utimaco”), under which Utimaco would acquire Atalla for $20 million in cash. The deal was subject to regulatory approval by the Committee on Foreign Investment in the United States (“CFIUS”). CFIUS placed the deal into investigation in September and final approval was received October 10, 2018. The deal closed on November 5, 2018 and Utimaco acquired the Atalla HSM product line, the Enterprise Security Manger (“ESKM”) product line, and related supporting assets, including applicable patents and other IP.

The assets and liabilities relating to the Atalla business included in the Financial Statements at October 31, 2018 amount to $17.7m.

October 31, 2018
$m
Goodwill	27.9
Property, plant and equipment	0.1
Non-current Assets	28.0

Deferred income	(10.3)
Current Liabilities	(10.3)

Net assets classified as held for sale	17.7

20 Trade and other payables – current

	October 31, 2018	October 31, 2017
	$m	$m
Trade payables	46.1	89.1
Tax and social security	46.5	95.0
Accruals	584.3	750.6
	676.9	934.7

At October 31, 2018 and at October 31, 2017, the carrying amount approximates to the fair value. Accruals include employee taxes, integration expenses, vacation and payroll accruals including bonuses and commissions.

21 Borrowings

	October 31, 2018	October 31, 2017
	$m	$m
Bank loan secured	4,996.9	5,047.7
Unamortized prepaid facility arrangement fees and original issue discounts	(151.0)	(198.5)
	4,845.9	4,849.2

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

21 Borrowings - continued

	October 31, 2018			October 31, 2017
	Bank loan secured	Unamortized prepaid facility arrangement fees and original issue discounts	Total	Bank loan secured	Unamortized prepaid facility arrangement fees and original issue discounts	Total
Reported within:	$m	$m	$m	$m	$m	$m
Current liabilities	50.3	(46.6)	3.7	37.9	(20.2)	17.7
Non-current liabilities	4,946.6	(104.4)	4,842.2	5,009.8	(178.3)	4,831.5
	4,996.9	(151.0)	4,845.9	5,047.7	(198.5)	4,849.2

The following Facilities were drawn as at October 31, 2018:

•	The $1,503.8 million senior secured term loan B-2 issued by MA FinanceCo LLC is priced at LIBOR plus 2.25% (subject to a LIBOR floor of 0.00%);
•	The $2,580.5 million senior secured seven-year term loan B issued by Seattle SpinCo. Inc. is priced at LIBOR plus 2.50% (subject to a LIBOR floor of 0.00%) with an original issue discount of 0.25%;
•	The $382.1 million senior secured seven-year term loan B-3 issued by MA FinanceCo LLC is priced at LIBOR plus 2.50% (subject to a LIBOR floor of 0.00%) with an original issue discount of 0.25%; and
•
The €466.5 million (equivalent to $530.5 million) senior secured seven-year term loan B issued by MA FinanceCo LLC is priced at EURIBOR plus 2.75% (subject to a EURIBOR floor of 0.00%) with an original issue discount of 0.25%.

The following facilities were undrawn as at October 31, 2018:

•
A senior secured revolving credit facility of $500.0 million (“Revolving Facility”) with an interest rate of 3.25% above LIBOR on amounts drawn (and 0.375% on amounts undrawn) there under (subject to a LIBOR floor of 0.00%).

The only financial covenant attaching to these facilities relates to the Revolving Facility, which is subject to an aggregate net leverage covenant only in circumstances where more than 35% of the Revolving Facility is outstanding at a fiscal quarter end. At October 31, 2018, $nil of the Revolving Facility was drawn together with $4,996.9 million of Term Loans giving gross debt of $4,996.9 million drawn. As a covenant test is only applicable when the Revolving Facility is drawn down by 35% or more, and $nil of Revolving Facility was drawn at October 31, 2018, no covenant test is applicable.

The movements on the Group loans in the period were as follows:

	Term Loan B-2	Term Loan B-3	Seattle Spinco Term Loan B	Euro Term Loan B	Revolving Facility	Total
	$m	$m	$m	$m	$m	$m
At May 1, 2017	1,515.2	-	-	-	80.0	1,595.2
Acquisitions	-	-	2,600.0	-	-	2,600.0
Repayments	-	-	-	-	(215.0)	(215.0)
Draw downs	-	385.0	-	523.8	135.0	1,043.8
Transfer	-	-	-	23.7	-	23.7
At October 31, 2017	1,515.2	385.0	2,600.0	547.5	-	5,047.7
Acquisitions	-	-	-	-	-	-
Repayments	(11.4)	(2.9)	(19.5)	(4.1)	-	(37.9)
Foreign exchange	-	-	-	(12.9)	-	(12.9)
At October 31, 2018	1,503.8	382.1	2,580.5	530.5	-	4,996.9

Borrowings are stated after deducting unamortized prepaid facility fees and original issue discounts. Facility arrangement costs and original issue discounts are amortized between three and six years. The fair value of borrowings equals their carrying amount.

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

21 Borrowings - continued

Maturity of borrowings
The maturity profile of the anticipated future cash flows including interest in relation to the Group’s borrowings on an undiscounted basis which, therefore, differs from both the carrying value and fair value, is as follows:

As at October 31, 2018:

	Term Loan B-2	Term Loan B-3	Seattle Spinco Term Loan B	Euro Term Loan B	Revolving Facility	Total
	$m	$m	$m	$m	$m	$m
Within one year	84.3	22.4	151.2	20.1	1.9	279.9
In one to two years	83.8	22.2	150.2	20.0	1.9	278.1
In two to three years	82.9	22.0	148.6	19.8	1.9	275.2
In three to four years	1,462.1	21.8	147.4	19.6	1.6	1,652.5
In four to five years	-	21.6	146.1	19.5	-	187.2
In more than five years	-	374.2	2,526.8	512.7	-	3,413.7
At October 31, 2018	1,713.1	484.2	3,270.3	611.7	7.3	6,086.6

As at October 31, 2017:
	Term Loan B-2	Term Loan B-3	Seattle Spinco Term Loan B	Euro Term Loan B	Revolving Facility	Total
	$m	$m	$m	$m	$m	$m
Within one year	68.7	18.4	124.4	20.7	-	232.2
In one to two years	71.9	19.2	129.9	22.0	-	243.0
In two to three years	71.5	19.1	129.2	21.8	-	241.6
In three to four years	70.8	18.9	127.8	21.6	-	239.1
In four to five years	1,461.5	18.8	126.8	21.4	-	1,628.5
In more than five years	-	390.9	2,639.7	547.4	-	3,578.0
At October 31, 2017	1,744.4	485.3	3,277.8	654.9	-	6,162.4

Assets pledged as collateral
An all assets security has been granted in the US and England & Wales by certain members of the Micro Focus Group organized in such jurisdictions, including security over intellectual property rights and shareholdings of such members of the Micro Focus Group.

22 Finance leases

	October 31, 2018	October 31, 2017
	$m	$m
Current	13.6	14.5
Non-current	14.9	18.4
	28.5	32.9

Finance lease liabilities – minimum lease payments:

	October 31, 2018	October 31, 2017
	$m	$m
Within one year	15.1	15.8
Between one and five years	16.0	20.1
	31.1	35.9
Future lease charges	(2.6)	(3.0)
	28.5	32.9

The carrying value of computer equipment held under finance leases and hire purchase contracts as at October 31, 2018 was $25.9 million (Note 12).

Finance lease liabilities – present value of minimum lease payments:

	October 31, 2018	October 31, 2017
	$m	$m
Within one year	13.6	14.5
Between one and two years	13.3	18.4
Between three and five years	1.6	-
	28.5	32.9

The Group’s obligations under finance leases are secured by charges over the related leased assets. The weighted average fixed interest rate on the outstanding commercial loan and finance lease liabilities is 8.5% (October 31, 2017: 8.5%).

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

23 Current tax receivables, current tax liabilities and non-current liabilities

Current tax receivables
	October 31, 2018	October 31, 2017
	$m	$m
Corporation tax	24.5	-

The current tax receivable at October 31, 2018 is $24.5 million (2017: $nil). The brought forward current tax receivable balance relates mainly to the US and has been partially refunded, with the balance offset against current period tax liabilities.

Current tax liabilities
	October 31, 2018	October 31, 2017
	$m	$m
Corporation tax	124.1	102.7

The current tax creditor at October 31, 2018 is $124.1 million (2017: $102.7 million). The creditor has increased due to current year tax charges exceeding cash tax payments made. Within current tax liabilities is $67.7 million (2017: $58.5 million) in respect of the Group’s income tax reserve, the majority of which relate to the risk of challenge from local tax authorities to the transfer pricing arrangements of the Group.

Non-current tax liabilities
	October 31, 2018	October 31, 2017
	$m	$m
Corporation tax	131.0	-

The non-current tax creditor is $131.0 million (2017: $nil). The non-current creditor reflects the US transition tax payable more than twelve months after the balance sheet date.

24 Deferred income – current

	October 31, 2018	October 31, 2017
	$m	$m
Deferred income	1,134.7	1,312.6

Revenue not recognized in the consolidated statement of comprehensive income under the Group’s accounting policy for revenue recognition is classified as deferred income in the consolidated statement of financial position to be recognized in future periods. Deferred income primarily relates to undelivered maintenance and subscription services on billed contracts.

25 Deferred income – non-current

	October 31, 2018	October 31, 2017
	$m	$m
Deferred income	178.1	335.5

Revenue not recognized in the consolidated statement of comprehensive income under the Group’s accounting policy for revenue recognition is classified as deferred income in the consolidated statement of financial position to be recognized in future periods in excess of one year. Deferred income primarily relates to undelivered maintenance and subscription services on multi-year billed contracts.

26 Provisions
	October 31, 2018	October 31, 2017
	$m	$m
Onerous leases and dilapidations	35.1	24.9
Restructuring and integration	50.7	53.9
Legal	7.0	3.5
Other	-	0.1
Total	92.8	82.4

Current	57.4	55.7
Non-current	35.4	26.7
Total	92.8	82.4

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

26 Provisions continued

	Onerous Leases and dilapidations	Restructuring and integration	Legal	Other	Total
	$m	$m	$m	$m	$m
At November 1, 2017	24.9	53.9	3.5	0.1	82.4

Continuing operations:
Acquisitions – HPE Software business (Note 39)[1]	-	-	36.5	-	36.5
Additional provision in the period	17.2	59.2	0.6	-	77.0
Released	(2.9)	(3.4)	(4.3)	-	(10.6)
Utilization of provision	(3.3)	(56.9)	(29.2)	(0.1)	(89.5)
Exchange adjustments	(0.8)	(2.1)	(0.1)	-	(3.0)

Discontinued operation:
Additional provision in the period	2.8	0.2	-	-	3.0
Reclassification of current assets classified as held for sale (Note 19)	(2.8)	(0.2)	-	-	(3.0)
At October 31, 2018	35.1	50.7	7.0	-	92.8

Current	11.2	39.2	7.0	-	57.4
Non-current	23.9	11.5	-	-	35.4
Total	35.1	50.7	7.0	-	92.8

	Onerous leases and dilapidations	Restructuring and integration	Legal	Other	Total
	$m	$m	$m	$m	$m
At May 1, 2017	16.3	12.1	3.2	0.5	32.1
Acquisitions – HPE Software business (Note 39)	11.3	21.4	-	-	32.7
Additional provision in the period	0.5	74.2	0.8	-	75.5
Released	(1.0)	(0.3)	(0.4)	(0.4)	(2.1)
Utilisation of provision	(2.3)	(53.1)	(0.1)	-	(55.5)
Exchange adjustments	0.1	(0.4)	-	-	(0.3)
At October 31, 2017	24.9	53.9	3.5	0.1	82.4

Current	3.3	48.9	3.5	-	55.7
Non-current	21.6	5.0	-	0.1	26.7
Total	24.9	53.9	3.5	0.1	82.4
1Amounts relating to the HPE Software acquisition recorded in the 12-months ended October 31, 2018 are the fair value adjustments recorded in the 12-month measurement period following the acquisition as prescribed by IFRS 3 Business Combinations.

Onerous leases and dilapidations provisions
The onerous lease and dilapidations provision relates to leased Group properties and this position is expected to be fully utilized within eight years. The provision was increased by $17.2 million in the twelve months ended October 31, 2018 relating to legal obligations to restore leased properties at the end of the lease period and a reassessment of sites across North America, United Kingdom, Israel and Australia (six months ended October 31, 2017: $11.9 million primarily due to the acquisition of the HPE Software business ($11.3 million)).

Restructuring and integration provisions
Restructuring and integration provisions relate to activities undertaken in readiness for bringing together the Micro Focus and the HPE Software business organizations into one organization across all functions of the existing business and provisions for severance resulting from headcount reductions. The majority of provisions are expected to be fully utilized within twelve months. Restructuring and integration costs are reported within exceptional costs.

Legal provisions
Legal provisions include the directors’ best estimate of the likely outflow of economic benefits associated with ongoing legal matters.

Other provisions
Releases of other provisions during the twelve months ended October 31, 2018 relate to future fees no longer considered likely to be incurred.

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

27 Pension commitments

a) Defined contribution
The Group has established a number of pension schemes around the world covering many of its employees. The principal funds are those in the US, UK and Germany. These were funded schemes of the defined contribution type. Outside of these territories, the schemes are also of the defined contribution type, except for France and Japan which are defined benefit schemes, but which has few members and therefore are not significant to the Group.

Pension costs for defined contributions schemes are as follows:

	October 31, 2018	October 31, 2017
	$m	$m
Defined contribution schemes (Note 35)	28.8	14.4

b) Defined benefit
	October 31, 2018	October 31, 2017
	$m	$m
Within non-current assets:
Long-term pension assets	16.7	23.6
Within non-current liabilities:
Retirement benefit obligations	(110.4)	(97.6)

The acquisition and subsequent integration of the software segment of Hewlett Packard Enterprise Company (HPE Software) on September 1, 2017 added 27 defined benefit plans primarily in France, Germany and Switzerland. As of October 31, 2018, there are 30 (October 31, 2017: 37) defined benefit plans in ten countries around the world. Some of the plans are final salary pension plans, which provide benefits to members in the form of a guaranteed level of pension payable for life in the case of retirement, disability and death. The level of benefits provided depends not only on the final salary but also on member’s length of service, social security ceiling and other factors. Final pension entitlements are calculated by local actuaries in the applicable country. They also complete calculations for cases of death in service and disability. Other plans include termination or retirement indemnity plans or other types of statutory plans that provide a one-time benefit at termination. Where required by local or statutory requirements, some of the schemes are governed by an independent Board of Trustees that is responsible for the investment strategies with regard to the assets of the funds, however, other schemes are administered locally with the assistance of local pension experts. Not all of our plans are closed for new membership. As a result of the acquisition of the HPE Software business, we participate in multi-employer defined benefit plans in Switzerland and Japan. These plans are accounted for as defined benefit plans.

Long-term pension assets
Long-term pension assets relate to the contractual arrangement under insurance policies held by the Group with guaranteed interest rates that do not meet the definition of a qualifying insurance policy as they have not been pledged to the plan or beneficiaries and are subject to the creditors of the Group. Such arrangements are recorded in the consolidated statement of financial position as long-term pension assets. These contractual arrangements are treated as available-for-sale financial assets since there is not an exact matching of the amount and timing of some or all of the benefits payable under the defined benefit plan. Movement in the fair value of long-term pension assets is included in other comprehensive income. All non-plan assets are held in Germany.

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

27 Pension commitments - continued

The movement on the long-term pension asset is as follows:

	October 31, 2018	October 31, 2017
	$m	$m
As at November 1/ May 1	23.6	22.0
Reclassification to assets held for sale	(1.5)	-
Interest on non-plan assets (Note 6)	0.4	0.2
Benefits paid	(0.1)	(0.1)
Contributions	0.3	0.2

Included within other comprehensive income:
- Change in fair value	(5.6)	(0.5)
- Actuarial gain on non-plan assets	0.2	0.1
	(5.4)	(0.4)

Foreign currency exchange (loss)/gain	(0.6)	1.7
As at October 31	16.7	23.6

Included within other comprehensive income:
Continuing operations	(5.1)	(0.2)
Discontinued operation	(0.3)	(0.2)
	(5.4)	(0.4)

The non-plan assets are Level 3 assets under the fair value hierarchy. These assets have been valued by applying a discount rate to the future cash flows and taking into account the fixed interest rate, mortality rates and term of the insurance contract. There have been no transfers between levels for either period presented.

Retirement benefit obligations
The following amounts have been included in the consolidated statement of comprehensive income for defined benefit pension arrangements:

	12 months ended October 31, 2018	6 months ended October 31, 2017
	$m	$m
Current service charge	10.8	1.8
Past service credit	(5.5)	-
Charge to operating profit (Note 35)	5.3	1.8
Current service charge – discontinued operations	0.2	0.1
Interest on pension scheme liabilities	4.3	0.9
Interest on pension scheme assets	(2.0)	(0.4)
Charge to finance costs (Note 6)	2.3	0.5

Total charge to income	7.8	2.4

Past service credits are the result of headcount reductions under the Group’s restructuring and integration activities relating to the acquisition of the HPE Software business (Note 39).

The contributions for the year ended October 31, 2019 are expected to be broadly in line with the twelve months to October 31, 2018. We fund our schemes so that we make at least the minimum contributions required by local government, funding and taxing authorities.

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

27 Pension commitments - continued

The following amounts have been recognized in the statement of other comprehensive income:

	12 months ended October 31, 2018	6 months ended October 31, 2017
	$m	$m
Actuarial return on assets excluding amounts included in interest income	(0.7)	1.3

Experience gains and losses arising on scheme liabilities
Changes in assumptions underlying the present value of scheme liabilities :
- Demographic	0.3	-
- Financial	(12.2)	1.1
- Experience	(2.6)	4.5
	(14.5)	5.6

Reclassification from defined contribution scheme to defined benefit scheme	(2.1)	-

Movement in the period	(17.3)	6.9

Continuing operations	(14.8)	5.9
Discontinued operation	(2.5)	1.0
Total (charge)/gain to other comprehensive income	(17.3)	6.9

The key assumptions used for the valuation of the schemes were:

	12 months ended October 31, 2018	6 months ended October 31, 2017
Rate of increase in final pensionable salary	2.61%	2.27%
Rate of increase in pension payments	1.99%	1.81%
Discount rate	1.92%	1.99%
Inflation	1.89%	2.00%

The weighted average assumptions used in the valuation of the September 1, 2017 opening balances for the schemes acquired from the HPE Software business were: rate of increase in final pensionable salary of 2.32%, rate of increase in pension payments of 1.75%, discount rate of 1.95% and inflation of 1.61%,

The net present value of the defined benefit obligations of the schemes are sensitive to both the actuarial assumptions used and to market conditions. If the discount rate assumption was 0.5% lower, the obligation would be expected to increase by $26.9 million as at October 31, 2018 (October 31, 2017: $24.9 million) and if it was 0.5% higher, they would be expected to decrease by $23.1 million (October 31, 2017: $19.8 million). If the inflation assumption was 0.25% lower, the obligations would be expected to decrease by $6.0 million as at October 31, 2018 (October 31, 2017: $5.2 million) and if it was 0.25% higher, they would be expected to increase by $6.4 million (October 31, 2017: $5.5 million).

The mortality assumptions for the schemes are set based on actuarial advice in accordance with published statistics and experience in each territory.

These assumptions translate into an average life expectancy in years for a pensioner retiring at age 65:

	October 31, 2018	October 31, 2017
Retiring at age 65 at the end of the reporting period:
Male	20	20
Female	23	23

Retiring 15 years after the end of the reporting period:
Male	22	22
Female	25	25

The net present value of the defined benefit obligations of the schemes are sensitive to the life expectancy assumption. If there was an increase of one year to this assumption the obligation would be expected to increase by $7.9 million (3.6%) as at October 31, 2018 (October 31, 2017: $7.2m, 3.3%).

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

27 Pension commitments continued

The net liability included in the consolidated statement of financial position arising from obligations in respect of defined benefit schemes is as follows:

	October 31, 2018			October 31, 2017
	Germany	Rest of world	Total	Funded
	$m	$m	$m	$m
Present value of funded obligations	173.8	47.4	221.2	214.1
Fair value of plan assets	(82.1)	(28.7)	(110.8)	(116.5)
	91.7	18.7	110.4	97.6

The defined benefit obligation has moved as follows:

	October 31, 2018			October 31, 2017
Defined Benefit Obligations	Defined benefit obligations	Scheme assets	Retirement benefit obligations	Defined benefit obligations	Scheme assets	Retirement benefit obligations
	$m	$m	$m	$m	$m	$m
At November 1/ May 1	214.1	(116.5)	97.6	36.5	(5.7)	30.8
HPE Software business acquisition (Note 39)	-	-	-	181.5	(110.0)	71.5
Reclassification to assets held for sale	(9.1)	3.6	(5.5)	-	-	-
Current service cost	11.0	-	11.0	1.9	-	1.9
Past service credit	(5.5)	-	(5.5)	-	-	-
Benefits paid	(8.6)	8.5	(0.1)	(1.0)	0.9	(0.1)
Contributions by plan participants	0.7	(0.5)	0.2	1.8	(1.8)	-
Contribution by employer	-	(3.3)	(3.3)	-	(0.7)	(0.7)
Interest cost/(income) (Note 6)	4.3	(2.0)	2.3	0.9	(0.4)	0.5

Included within other comprehensive income:
Re-measurements - actuarial losses:
- Demographic	(0.3)	-	(0.3)	-	-	-
- Financial	12.2	-	12.2	(1.1)	-	(1.1)
- Experience	2.6	-	2.6	(4.5)	-	(4.5)

Actuarial return on assets excluding amounts included in interest income	-	0.7	0.7	-	(1.3)	(1.3)
Reclassification from defined contribution scheme to defined benefit scheme	5.5	(3.4)	2.1	-	-	-
	20.0	(2.7)	17.3	(5.6)	(1.3)	(6.9)
Foreign currency exchange changes	(5.7)	2.1	(3.6)	(1.9)	2.5	0.6

At October 31	221.2	(110.8)	110.4	214.1	(116.5)	97.6

Past service credits are the result of headcount reductions under the Group’s restructuring and integration activities relating to the acquisition of the HPE Software business (Note 39).

None of the plan assets are represented by financial instruments of the Group. None of the plan assets are occupied or used by the Group. The major categories of the plan assets are as follows:

	October 31, 2018			October 31, 2017
	Quoted	Unquoted	Total	Quoted	Unquoted	Total
	$m	$m	$m	$m	$m	$m
Equity instruments	49.9	1.6	51.5	43.9	1.4	45.3
Debt instruments	37.4	5.1	42.5	33.0	4.5	37.5
Real estate	2.0	0.1	2.1	1.8	0.1	1.9
Cash and cash equivalents	-	2.3	2.3	-	2.0	2.0
Re-insurance contracts with guaranteed interest rates*	-	5.5	5.5	-	4.8	4.8
Other	-	6.9	6.9	-	6.1	6.1
Total	89.3	21.5	110.8	78.7	18.9	97.6

* The majority of the re-insurance contracts have guaranteed interest rates of 4.0%, with the remaining at 3.25% or 2.75%.

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

27 Pension commitments continued

Through its defined benefit schemes the Group is exposed to a number of risks, the most significant of which are detailed below:

– Changes in bond yields – A decrease in corporate bond yields will increase plan liabilities, although this will be partially offset by an increase in the value of the pledged and unpledged re-insurance holdings.

– Inflation – Some of the Group pension obligations are linked to inflation, and higher inflation will lead to higher liabilities. There is a cap on the level of inflationary increase on one of the plans which protects the plan against extreme inflation. The majority of the plan assets are either unaffected by or loosely correlated with inflation, meaning an increase in inflation will also increase the deficit.

– Life expectancy – The majority of the plan obligations are to provide benefits for the life of the member, so increases in life expectancy will result in an increase in the plan liabilities.

– In the case of the defined benefit plans, the Company ensures that the investment positions are managed within an asset liability matching (“ALM”) that has been developed by the Company to achieve long-term investments that are in line with the obligations under the pension schemes. In addition to the plan assets outlined above, the Company had re-insurance assets valued at $16.6 million as at October 31, 2018 (October 31, 2017: $22.1 million). These assets are designated to fund the pension obligation and do not qualify as plan assets as they have not been pledged to the plan and are subject to the creditors of the Company. Within this framework the Company’s objective is to match assets to the pension obligations by investing in re-insurances that match the benefit payments as they fall due and in the appropriate currency.

Sensitivities
The table below provides information on the sensitivity of the defined benefit obligation to changes to the most significant actuarial assumptions. The table shows the impact of changes to each assumption in isolation, although, in practice, changes to assumptions may occur at the same time and can either offset or compound the overall impact on the defined benefit obligation.

These sensitivities have been calculated using the same methodology as used for the main calculations. The weighted average duration of the defined benefit obligation is 22 years.

	Change in assumption	Change in defined benefit obligation
Discount rate for scheme liabilities	0.50%	(10.5%)
Price inflation	0.25%	2.9%
Salary growth rate	0.50%	1.9%

An increase of one year in the assumed life expectancy for both males and females would increase the defined benefit obligation by 3.6%% as at October 31, 2018 (October 31, 2017: 4.0%). The methods and types of assumptions used in preparing the sensitivity analysis did not change compared to previous years.

28 Other non-current liabilities
	October 31, 2018	October 31, 2017
	$m	$m
Accruals	58.0	67.6
	58.0	67.6

29 Financial instruments

The table below sets out the values of financial assets and liabilities.

	Financial October 31, 2018	Non- financial October 31, 2018	Total October 31, 2018	Financial October 31, 2017	Non-financial October 31, 2017	Total October 31, 2017
	$m	$m	$m	$m	$m	$m
Financial assets

Non-current
Long-term pension assets	16.7	-	16.7	23.6	-	23.6
Derivative financial instruments – Interest rate swaps (Note 29)	-	86.4	86.4	-	1.3	1.3
Current
Cash and cash equivalents (Note 18)	620.9	-	620.9	730.4	-	730.4
Trade and other receivables (Note 17)	1,212.0	60.0	1,272.0	1,199.8	51.7	1,251.5
	1,849.6	146.4	1,996.0	1,953.8	53.0	2,006.8

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

29 Financial instruments continued

	Financial October 31, 2018	Non- financial October 31, 2018	Total October 31, 2018	Financial October 31, 2017	Non-financial October 31, 2017	Total October 31, 2017
	$m	$m	$m	$m	$m	$m
Financial liabilities – financial liabilities at amortized cost

Non-current
Borrowings (Note 21)	4,946.6	-	4,946.6	5,009.8	-	5,009.8
Finance leases (Note 22)	14.9	-	14.9	18.4	-	18.4
Provisions (Note 26)	35.4	-	35.4	26.6	0.1	26.7
Current
Borrowings (Note 21)	50.3	-	50.3	37.9	-	37.9
Finance leases (Note 22)	13.6	-	13.6	14.5	-	14.5
Trade and other payables (Note 20)	676.9	-	676.9	934.7	-	934.7
Provisions (Note 26)	57.4	-	57.4	55.7	-	55.7
	5,795.1	-	5,795.1	6,097.6	0.1	6,097.7

Fair value measurement
For trade and other receivables, cash and cash equivalents, trade and other payables, obligations under finance leases and provisions, fair values approximate to book values due to the short maturity periods of these financial instruments. For trade and other receivables, allowances are made within book value for credit risk.

Derivative financial instruments measured at fair value, are classified as level 2 in the fair value measurement hierarchy, as they have been determined using significant inputs based on observable market data. The fair values of interest rate derivatives are derived from forward interest rates based on yield curves observable at the balance sheet date together with the contractual interest rates.

There were no transfers of assets or liabilities between levels of the fair value hierarchy during the period.

Credit risk
The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at October 31, 2018 was:

	October 31, 2018	October 31, 2017
	$m	$m
Trade and other receivables (Note 17)	1,212.0	1,199.8
Cash and cash equivalents (Note 18)	620.9	730.4
Total	1,832.9	1,930.2

Market risk
The Group’s treasury function aims to reduce exposures to interest rate, foreign exchange and other financial risks, to ensure liquidity is available as and when required, and to invest cash assets safely and profitably. The Group does not engage in speculative trading in financial instruments. The treasury function’s policies and procedures are reviewed and monitored by the audit committee and are subject to internal audit review.

Derivative Financial Instruments
Derivatives are only used for economic hedging purposes and not as speculative investments. Four interest rate swaps are in place with a total notional value of $2.25 billion to hedge against the impact of expected rises in interest rates until September 30, 2022. The notional value covers 50.4% of the dollar loan principal outstanding for the Group.

The swap contracts require settlement of net interest receivable or payable on a monthly basis. The fixed interest rate for each swap is 1.949 % and the Group receives a variable rate in line with LIBOR. The Seattle loan is priced at LIBOR (with a floor) plus a current margin of 2.50% with the swaps aimed at addressing the risk of a rising LIBOR element.  As such, the total interest cost of the hedged element of the Seattle loan is 4.44%. For the twelve month period to October 31, 2018, net expense for the swaps amounted to $2.9m (six month period to October 31, 2017 $0.5 million).

Hedge effectiveness is determined at the inception of the hedge relationship, and through periodic effectiveness assessments (adjusted for credit risk) to ensure that an economic relationship exists between the hedged item and the hedging instrument. The testing determined that the hedge was highly effective throughout the financial reporting period for which the hedge was designated.

The impact on the consolidated statement of comprehensive income of changes in the fair value of interest rate swaps in the twelve months ended October 31, 2018 is shown in Note 33. Note 33 shows the derivative financial instruments relating to hedging transactions entered into in the year ended October 31, 2018 (other reserves).

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

29 Financial instruments continued

	October 31, 2018	October 31, 2017
	$m	$m
Carrying amount	86.4	1.3
Notional amount (4 x $562.5 million)	2,250.0	2,250.0
Maturity date	September 30, 2022	September 30, 2022
Change in fair value of outstanding hedging instruments	86.4	1.3
Change in value of hedged item adjusted for credit risk	84.7	1.3

Foreign exchange risk
The Group’s currency exposures comprise those that give rise to net currency gains and losses to be recognized in the consolidated statement of comprehensive income as well as gains and losses on consolidation which go to reserves. Such exposures reflect the monetary assets and liabilities of the Group that are not denominated in the operating or functional currency of the operating unit involved and the Group’s investment in net assets in currencies other than US Dollar.

Note 33 shows the impact on the consolidated statement of comprehensive income of foreign exchange gains in the twelve months ended October 31, 2018 (October 31, 2017: gain).

Sensitivity analysis
The Group’s principal exposures in relation to market risks are the changes in the exchange rates between the US dollar and transactions made in other currencies as well as changes in US Dollar LIBOR interest rates. Foreign exchange exposures for all re-measuring balances are tracked and reported to management.

The key drivers are cash, borrowings and inter-company positions with trade receivables and trade payables having less relative aggregate exposure. As at October 31, 2018, the key aggregate exposures involved the Euro, British Pound, Israeli Shekel and Canadian Dollar. The table below illustrates the sensitivity analysis of the group exposures to movements in currency and interest rates.

	Group exposure	+/-5%	+/-10%	+/-1% interest
Key aggregate currency exposures	$m	$m	$m	$m
Euro	377.3	18.9	37.7
GBP	25.4	1.3	2.5
ILS	52.1	2.6	5.2
CAN$	60.5	3.0	6.0
Borrowings
Interest rate LIBOR +1%	n/a	n/a	n/a	50.0

Capital risk management
The Group’s objective when managing its capital structures is to minimize the cost of capital while maintaining adequate capital to protect against volatility in earnings and net asset values. The strategy is designed to maximize shareholder return over the long-term.

The only financial covenant attaching to these new facilities relates to the Revolving Facility, which is subject to an aggregate net leverage covenant only in circumstances where more than 35% of the Revolving Facility is outstanding at a fiscal quarter end. The facility was less than 35% drawn at October 31, 2018 and therefore no covenant test is applicable.

The capital structure of the Group at the consolidated statement of financial position date is as follows:

	October 31, 2018	October 31, 2017
	$m	$m
Bank and other borrowings (Note 21)	4,845.9	4,849.2
Finance lease obligations (Note 22)	28.5	32.9
Less cash and cash equivalents (Note 18)	(620.9)	(730.4)
Total net debt	4,253.5	4,151.7
Total equity	7,792.0	7,625.9
Debt/equity %	54.6%	54.4%

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

30 Deferred tax
		October 31, 2018	October 31, 2017
	Note	$m	$m
Net Deferred tax liability
At November 1/ May 1		(1,956.6)	(118.5)

(Debited)/credited to Consolidated statement of comprehensive income:		(56.8)	39.7
- Continuing operations	7	(63.8)	36.2
- Discontinued operations		7.0	3.5

Credited directly to equity in relation to share options		(21.9)	(1.8)

Debited to Other comprehensive income in relation to pensions:		4.9	(0.6)
- Continuing operations		4.6	(0.8)
- Discontinued operations		0.3	0.2

Acquisition of subsidiaries	39	(80.5)	(1,876.9)
Acquisition of subsidiaries – HPE Software business		(76.6)	(1,876.9)
Acquisition of subsidiaries – COBOL-IT		(3.9)	-

Foreign exchange adjustment		10.1	1.5
Reclassification to current assets held for sale	19	(1.6)	-
Effect of change in tax rates – charged to Consolidated statement of comprehensive income		931.9	-
At October 31		(1,170.5)	(1,956.6)

	Tax losses	Share based payments	Deferred revenue	Prepaid royalty	Tax credits	Intangible fixed assets	Other temporary differences	Total
	$m	$m	$m	$m	$m	$m	$m	$m
Deferred tax assets
At May 1, 2017	56.7	43.7	44.5	-	33.8	5.9	23.6	208.2
Acquisition of subsidiaries (Note 39)	4.5	-	(36.5)	332.0	39.0	-	43.7	382.7
(Charged)/credited to Consolidated statement of comprehensive income	(4.5)	25.7	34.4	(56.6)	(6.1)	(0.3)	4.7	(2.7)
Credited directly to equity	-	(1.8)	-	-	-	-	-	(1.8)
Debited to Other comprehensive income	-	-	-	-	-	-	-	-
Foreign exchange adjustment	-	1.3	-	-	-	-	-	1.3
Effect of change in tax rates – credited to Consolidated statement of comprehensive income	-	-	-	-	-	-	-	-
Subtotal	56.7	68.9	42.4	275.4	66.7	5.6	72.0	587.7
Jurisdictional offsetting								(587.7)
At October 31, 2017[1]								-

At November 1, 2017	56.7	68.9	42.4	275.4	66.7	5.6	72.0	587.7
(Charged)/credited to Consolidated statement of comprehensive income – continuing operations	(9.0)	(25.6)	10.8	(144.8)	(40.0)	(0.5)	9.4	(199.7)
Credited directly to equity	-	(21.9)	-	-	-	-	-	(21.9)
Debited to Other comprehensive income	-	-	-	-	-	-	4.3	4.3
Foreign exchange adjustment	-	(1.6)	-	-	-	-	-	(1.6)
Reclassification to current assets held for sale	-	-	-	-	-	-	(1.6)	(1.6)
Effect of change in tax rates – credited to Consolidated statement of comprehensive income	(21.1)	(2.4)	66.7	(88.7)	3.0	(2.1)	(13.3)	(57.9)
Subtotal	26.6	17.4	119.9	41.9	29.7	3.0	70.8	309.3
Jurisdictional offsetting								(309.3)
At October 31, 2018								-

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

30 Deferred tax continued

A deferred tax charge to equity of $21.9 million (2017: $1.8 million) arises during the period in relation to share-based payments.

The deferred tax asset relating to other temporary differences of $70.8 million as at October 31, 2018 (2017: $72.0 million) has increased during the current period primarily due to balances acquired from the HPE Software business and includes temporary differences arising on fixed assets, short-term timing differences and defined benefit pension schemes. Deferred tax assets are recognized in respect of tax losses carried forward to the extent that the realization of the related tax benefit through the utilization of future taxable profits is probable.

The Group did not recognize deferred tax assets in relation to the following gross temporary differences, the expiration of which is determined by the tax law of each jurisdiction:

	Expiration 2019	2020	2021	2022	2023	Thereafter	No expiry	Total
	$m	$m	$m	$m	$m	$m	$m	$m
At October 31, 2018
Type of temporary difference:
Losses	35.2	66.1	99.2	37.5	33.6	2,117.7	95.6	2,484.9
Credits	2.2	4.4	4.0	2.4	1.3	5.2	196.4	215.9
Other	1.9	-	-	-	-	-	47.7	49.6
Total	39.3	70.5	103.2	39.9	34.9	2,122.9	339.7	2,750.4

	Expiration: 2018	2019	2020	2021	2022	Thereafter	No expiry	Total
	$m	$m	$m	$m	$m	$m	$m	$m
At October 31, 2017
Type of temporary difference:
Losses	74.3	35.2	66.1	99.2	37.5	328.3	67.0	707.6
Credits	9.6	2.2	4.4	4.0	2.4	6.5	88.7	117.8
Other	-	1.9	-	-	-	-	47.7	49.6
Total	83.9	39.3	70.5	103.2	39.9	334.8	203.4	875.0

	Note	Intangible fixed assets	Other temporary differences	Total
		$m	$m	$m
Deferred tax liabilities
At May 1, 2017		(311.7)	(15.0)	(326.7)
Acquisition of subsidiaries -HPE Software business	39	(2,247.5)	(12.1)	(2,259.6)
Charged/(credited) to Consolidated statement of comprehensive income – continuing operations		42.6	-	42.6
Charged/(credited) to Other comprehensive income		(0.7)	-	(0.7)
Foreign exchange adjustment		0.1	-	0.1
Subtotal		(2,517.2)	(27.1)	(2,544.3)
Jurisdictional offsetting				587.7
At October 31, 2017[1]				(1,956.6)

At November 1, 2017		(2,517.2)	(27.1)	(2,544.3)
Acquisition of subsidiaries – HPE Software business	39	(76.6)	-	(76.6)
Acquisition of subsidiaries – COBOL-IT	39	(3.9)	-	(3.9)
Charged/(credited) to Consolidated statement of comprehensive income – continuing operations		144.2	(12.0)	132.2
Charged/(credited) to Consolidated statement of comprehensive income – discontinued operations		10.5	-	10.5
Charged/(credited) to Other comprehensive income		0.7		0.7
Foreign exchange adjustment		11.8	-	11.8
Effect of change in tax rates – charged to Consolidated statement of comprehensive income		982.0	7.8	989.8
Subtotal		(1,448.5)	(31.3)	(1,479.8)
Jurisdictional offsetting				309.3
At October 31, 2018				(1,170.5)

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

30 Deferred tax continued
During the period, the Group recognized a deferred tax liability of $2.3 billion upon the acquisition of the HPE Software business. Along with historical balances, this was revalued due to US tax reforms to reflect the lower US Federal tax rate.  No deferred tax liability was recognized in respect of unremitted earnings of overseas subsidiaries as the Group is in a position to control the timing of the reversal of the temporary differences and no material tax liability is expected to arise upon repatriation of such earnings.

31 Share capital
Ordinary shares at 10 pence each:

	October 31, 2018		October 31, 2017
	Shares	$m	Shares	$m
Issued and fully paid
At November 1/May 1	435,237,258	65.6	229,674,479	39.7
Shares issued to satisfy option awards	1,563,255	0.2	331,418	-
Share reorganization	-	-	(16,935,536)	(2.9)
Shares issued relating to acquisition of the HPE Software business (Note 39)	-	-	222,166,897	28.8
At October 31	436,800,513	65.8	435,237,258	65.6

“B” shares at 168 pence each
	October 31, 2018		October 31, 2017
	Shares	$m	Shares	$m
Issued and fully paid
At November 1/May 1	-	-	-	-
Issue of B shares	-	-	229,799,802	500.0
Redemption of B shares	-	-	(229,799,802)	(500.0)
At October 31	-	-	-	-

Share issuances during the twelve months to October 31, 2018
In the twelve months to October 31, 2018, 1,563,255 ordinary shares of 10 pence each (six months to October 31, 2017: 331,418 ordinary shares of 10 pence) were issued by the Company to settle exercised share options. The gross consideration received in the twelve months to October 31, 2018 was $4.6 million (six months to October 31, 2017: $1.2 million). 222,166,897 ordinary shares of 10 pence each were issued by the Company as consideration for the acquisition of the HPE Software business (Note 39).

In relation to the return of value to shareholders (Note 33), on August 31, 2017 229,799,802 “B” shares were issued at 168 pence each, resulting in a total $500.0 million being credited to the “B” share liability account. Subsequently and on the same date, 229,799,802 “B” shares were redeemed at 168 pence each and an amount of $500.0 million was debited from the “B share liability account.

At October 31, 2018 9,858,205 treasury shares were held (October 31, 2017: nil) such that the number of ordinary shares with voting rights was 426,942,308 (October 31, 2017: 435,237,258) and the number of listed shares at October 31, 2018 was 436,800,513 (October 31, 2017: 435,237,258).

Potential issues of shares
Certain employees hold options to subscribe for shares in the Company at prices ranging from nil pence to 1,875.58 pence under the following share option schemes approved by shareholders in 2005 and 2006: The Long-Term Incentive Plan 2005, the Additional Share Grants, the Sharesave Plan 2006 and the Employee Stock Purchase Plan 2006.

The number of shares subject to options at October 31, 2018 was 18,156,060 (October 31, 2017: 17,724,174).

Share buy-back
On August 29, 2018, the company announced the start of a share buy-back program for an initial tranche of up to $200 million which was extended on November 5, 2018 to the total value of $400 million (including the initial tranche). Up to and including February 13, 2019 the company had spent $400 million and purchased 22,455,121 shares at an average price of £13.82 per share.  The buy-back program has been extended into a third tranche of up to $110 million to be executed in the period from the February 14, 2019, up until the day before the AGM, which takes place on March 29, 2019 when the current buy-back authority approved by shareholders at the 2017 AGM to make market purchases of up to 65,211,171 ordinary shares will expire.

In addition to purchasing ordinary shares on the London Stock Exchange Citi acquired American Depository Receipts representing ordinary shares (“ADRs”) listed on the New York Stock Exchange which it cancelled for the underlying shares and then sold such shares to the Company.

As at October 31, 2018, 9,858,205 ordinary shares have been bought back at a total cost of $171.7m, including expenses of $0.5 million. 8,567,659 ordinary shares were bought on the London Stock Exchange and 1,290,546 ADRs were purchased on the New York Stock Exchange.

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

32 Share premium account
	October 31, 2018	October 31, 2017
	$m	$m
At November 1/May 1	36.4	192.1
Issue and redemption of B shares (Note 31)	-	(156.7)
Movement in relation to share options exercised (Note 35)	4.6	1.0
At October 31	41.0	36.4

33 Other reserves
	Capital redemption reserve	Merger reserve	Hedging reserve	Total
	$m	$m	$m	$m

As at May 1, 2017	163.4	338.1	-	501.5
Return of Value- share consolidation [2]	2.9	-	-	2.9
Return of Value- issue and redemption of B shares [2]	500.0	(343.3)	-	156.7
Hedge accounting (Note 29) [3]	-	-	1.8	1.8
Current tax movement on hedging [3]	-	-	(0.7)	(0.7)
Acquisition of the HPE Software business [4]	-	6,485.4	-	6,485.4
Reallocation of merger reserve [1]	-	(700.0)	-	(700.0)
As at October 31, 2017	666.3	5,780.2	1.1	6,447.6

As at November 1, 2017	666.3	5,780.2	1.1	6,447.6
Hedge accounting (Note 29) [3]	-	-	84.6	84.6
Current tax movement on hedging [3]	-	-	(15.7)	(15.7)
Reallocation of merger reserve[1]	-	(2,055.8)	-	(2,055.8)
As at October 31, 2018	666.3	3,724.4	70.0	4,460.7

1 During the twelve months ended October 31, 2018, the Company transferred $2,055.1 million (six months ended October 31, 2017: $700.0 million) from the merger reserve to retained earnings pursuant to the UK company law.

2 On August 31, 2017 a Return of Value was made to shareholders amounting to $500.0m. The Return of Value was effected through an issue and redemption of B shares, and resulted in a $500.0 million increase in the capital redemption reserve, a $343.3 million reduction in the merger reserve and a $156.7 million reduction in share premium. The return of value was accompanied by a 0.9263 share consolidation and the share consolidation resulted in the issue of D deferred shares which were subsequently bought back for 1 pence, resulting in a transfer of $2.9 million to the capital redemption reserve.

3 $68.9 million (2017: $1.1 million) was recognised in the hedging reserve in relation to hedging transactions entered into in the twelve months ended October 31, 2018.

4 On September 1, 2017 the acquisition of the HPE Software business was completed (Note 39). As a result of this a merger reserve was created of $6,485.4m. The acquisition was structured by way of equity consideration; this transaction fell within the provisions of section 612 of the Companies Act 2006 (merger relief) such that no share premium was recorded in respect of the shares issued. The parent company chose to record its investment in the HPE Software business at fair value and therefore recorded a merger reserve equal to the value of the share premium which would have been recorded had section 612 of the Companies Act 2006 not been applicable (i.e. equal to the difference between the fair value of the HPE Software business and the aggregate nominal value of the shares issued).

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

34 Non-controlling interests
The Group has minority shareholders in one subsidiary, Novel Japan Ltd. On November 20, 2017 a payment of 170,350 JPY ($1,547) was made to Toshiba Client Solutions Co. Ltd to acquire 170,350 ordinary 1 JPY shares held. On December 22, 2017 a further payment of 170,350 JPY ($1,505) was made to Canon Inc. to acquire 170,350 ordinary 1 JPY shares held. These two payments increased the Group’s shareholding from 74.7% to 81.05%.

	October 31, 2018	October 31, 2017
	$m	$m
At November 1/ May 1	1.2	0.9
Share of (loss)/profit after tax	(0.2)	0.3
At October 31	1.0	1.2

Non-controlling interests relate to the companies detailed below:

Company name	Country of incorporation and principal place of business	October 31, 2018 Proportion held	October 31, 2017 Proportion held
Novell Japan Ltd	Japan	81.05%	74.70%

35 Employees and directors

	12 months ended October 31, 2018	6 months ended October 31, 2017
	$m	$m
Staff costs
Wages and salaries	1,325.5	493.7
Redundancy and termination costs (non-exceptional)	1.5	0.6
Social security costs	115.9	43.1
Other pension costs	36.7	13.7
Cost of employee share schemes	46.9	17.4
Total	1,526.5	568.5

	12 months ended October 31, 2018	6 months ended October 31, 2017
	$m	$m
Pension costs comprise:
Defined benefit schemes (Note 27)	5.3	1.8
Defined contribution schemes (Note 27)	28.9	14.4
Total	34.2	16.2

	12 months ended October 31, 2018	6 months ended October 31, 2017
	Number	Number
Average monthly number of people
(including executive directors) employed by the Group:

Continuing Operations
Sales and distribution	6,960	3,659
Research and development	5,108	2,752
General and administration	1,587	958
	13,655	7,369

Discontinued Operations
Sales and distribution	540	465
Research and development	635	618
General and administration	10	6
	1,185	1,089

Total
Sales and distribution	7,500	4,124
Research and development	5,743	3,370
General and administration	1,597	964
Total	14,840	8,458

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

35 Employees and directors continued

	12 months ended October 31, 2018	6 months ended October 31, 2017
	$m	$m
Key management compensation
Short-term employee benefits	15.9	10.0
Share based payments	35.2	9.3
Total	51.1	19.3

The key management figures above include the executive management team and directors.  There are no post-employment benefits. Directors’ remuneration is shown below.

	12 months ended October 31, 2018	6 months ended October 31, 2017
	$m	$m
Directors
Aggregate emoluments	9.7	4.9
Aggregate gains made on the exercise of share options	51.8	25.9
Company contributions to money purchase pension scheme	0.5	0.2
Total	62.0	31.0

Share based payments
The amount charged to the consolidated statement of comprehensive income in respect of continuing operation share based payments was $53.9 million for the twelve months ended October 31, 2018 (six months ended October 31, 2017: $18.3 million). The consolidated statement of comprehensive income has been presented split between continuing and discontinued operations. The table below provides information of the share-based payments on a continuing operations basis. The tables below for each type of share option are presented on a total Group basis only.

	12 months ended October 31, 2018	6 months ended October 31, 2017
	$m	$m
Share based compensation – IFRS 2 charge	52.4	18.5
Employer taxes	(4.9)	(1.7)
	47.5	16.8

As at October 31, 2018, accumulated employer taxes of $20.6 million (October 31, 2017: $18.9 million) is included in trade and other payables and $0.5 million (October 31, 2017: $1.0 million) is included in other non-current liabilities.

The Group has various equity-settled share-based compensation plans, details of which are provided on pages F-101 to F-107 of the consolidated financial statements in Item 18 in Form 20-F.

a) Incentive Plan 2005

	12 months ended October 31, 2018		6 months ended October 31, 2017
	Number of options ‘000	Weighted average exercise price pence	Number of options ‘000	Weighted average exercise price pence
Outstanding at November 1/ May 1	6,017	22	4,662	29
Exercised	(1,043)	12	(240)	16
Forfeited	(559)	3	(23)	16
Granted	1,205	-	1,618	1
Outstanding at October 31	5,620	14	6,017	22
Exercisable at October 31	2,270	51	1,654	70

The weighted average share price in the period for options on the date of exercise was 1,879 pence for the twelve months ended October 31, 2018 (six months ended October 31, 2017: 2,304 pence).

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

35 Employees and directors continued

Share based payments continued

The amount charged to the consolidated statement of comprehensive income in respect of the scheme was $22.5 million for the twelve months ended October 31, 2018 (six months ended October 31, 2017: $7.7 million).  In addition to this $4.6 million (six months ended October 31, 2017: $0.4 million charge) was credited to the consolidated statement of comprehensive income in respect of national insurance on these share options.

	October 31, 2018			October 31, 2017
Range of exercise prices	Weighted average exercise price pence	Number of options ‘000	Weighted average remaining contractual life years	Weighted average exercise price pence	Number of options ‘000	Weighted average remaining contractual life years
£0.10 or less	1	5,127	6.7	3	5,412	7.3
£0.11 – £1.00	13	205	4.9	13	310	5.9
£3.01 - £4.00	358	146	0.7	358	146	1.7
More than £4.00	402	142	1.7	402	149	2.7
	14	5,620	4.0	22	6,017	7.0

The weighted average fair value of options granted during the 18 months ended October 31, 2018 determined using the Black-Scholes valuation model was £16.75 (six months ended October 31, 2017: £23.28).

The significant inputs into the model for the twelve months ended October 31, 2018 and the six months ended October 31, 2017 were:

	12 months ended October 31, 2018	6 months ended October 31, 2017
Weighted average share price at the grant date	£16.87	£23.28
exercise price shown above, expected volatility	between 28.59% and 48.54%	between 27.51% and 28.86%
expected dividend yield	between 2.82% and 7.02%	between 2.91% and 3.41%
expected option life	three years	three years
annual risk-free interest rate	between 1.0% and 1.6%	between 1.0% and 1.3%

The volatility measured at the standard deviation of continuously compounded share returns is based on statistical daily share prices over the last three years.

b) Additional Share Grants

	12 months ended October 31, 2018		6 months ended October 31, 2017
	Number of options ‘000	Weighted average exercise price pence	Number of options ‘000	Weighted average exercise price pence
Outstanding at November 1/ May 1	11,138	-	3,262	-
Exercised	(200)	-	-	-
Lapsed	(2,412)	-	-	-
Cancelled	(3,276)	-	-	-
Granted	5,239	-	7,876	-
Outstanding at October 31	10,489	-	11,138	-
Exercisable at October 31	3,062	-	3,062	-

Additional Share Grants – The Attachmate Group (“TAG”) acquisition
The Remuneration Committee awarded Additional Share Grants (“ASGs”) to a number of senior managers and executives, critical to delivering the anticipated results of the acquisition of The Attachmate Group, which completed on November 20, 2014.

ASGs are nil cost options over ordinary shares. The ASGs became exercisable, subject to the satisfaction of the performance condition, on the third anniversary of the date of Completion or November 1, 2017, whichever is earlier (the “vesting date”) and will remain exercisable until the tenth anniversary of Completion.

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

35 Employees and directors continued

Share based payments continued

b) Additional Share Grants continued

The performance condition is that the percentage of ordinary shares subject to the ASG which may be acquired on exercise on or after the vesting date is as follows:

(i)  0% if the Shareholder Return Percentage (as defined below) is 50% or less;
(ii) 100% if the Shareholder Return Percentage is 100% or more; and
(iii) A percentage determined on a straight-line basis between (i) and (ii) above.

The “Shareholder Return Percentage” will be calculated by deducting 819.425 pence per share (the “Reference Price”), being the average of the 20 days before June 3, 2014 (being the date of the heads of agreement relating to the proposed combination of Micro Focus and Attachmate between Micro Focus, Wizard, Golden Gate Capital and Francisco Partners Management LP), from the sum of the “Vesting Price” (calculated as the average closing share price over the period of 20 days ending on the day prior to the vesting date) plus the total of all dividends per share between Completion and the vesting date. This will be divided by the Reference Price, multiplying the resulting figure by 100 to obtain the Shareholder Return Percentage.

The weighted average fair value of options granted was £4.40, after using the Monte-Carlo simulation model. The significant inputs into the model were weighted average share price of £11.24 at the grant date, exercise price shown above, expected volatility of 26.11%, expected dividend yield of 3.2%, an expected option life of three years and an annual risk-free interest rate of 2.08%. The volatility measured at the standard deviation of continuously compounded share returns is based on statistical daily share prices over the last three years.

Additional Share Grants – The HPE Software business acquisition
The Remuneration Committee awarded a number of Additional Share Grants (“ASGs”) to a number of senior managers and executives, critical to delivering the anticipated results of the acquisition of the HPE Software business, which completed on September 1, 2017.

ASGs are nil cost options over ordinary shares. The ASGs will become exercisable, subject to the satisfaction of the performance condition, on the third anniversary of the announcement date of September 7, 2016 (the “vesting date”) and will remain exercisable for a period of 84 months commencing on the Vesting date.

The performance condition is that the percentage of ordinary shares subject to the ASG, which may be acquired on exercise on or after the vesting date is as follows:

(i)  0% if the Shareholder Return Percentage (as defined below) is 50% or less;
(ii) 100% if the Shareholder Return Percentage is 100% or more; and
(iii) A percentage determined on a straight-line basis between (i) and (ii) above.

The “Shareholder Return Percentage” will be calculated by deducting 1817.75 pence per share (the “Reference Price”), being the average of the 20 days before August 1, 2016 (being the date of the heads of agreement relating to the proposed combination of Micro Focus and the HPE Software business), from the sum of the “Vesting Price” (calculated as the average closing share price over the period of 20 days ending on the day prior to the vesting date) plus the total of all dividends per share between the announcement date and the vesting date. This will be divided by the Reference Price, multiplying the resulting figure by 100 to obtain the Shareholder Return Percentage.

On September 20, 2018, the Group announced that, following a review of existing Additional Share Grant (“ASG”) awards after the announcement of the forthcoming SUSE sale, ASG awards made to Executive Directors on completion of the HPE Software business acquisition on September 1, 2017 would be cancelled. New ASG awards were granted in order to align with the business plan to deliver value by October 2020 and focus Executive Directors on delivering significant value to shareholders over the three years from completion of the transaction. The Company believes that, in the light of the HPE Software business integration and the wider competitive environment evidenced by recent M&A activity in the software sector, the alignment of the vesting period to September 2020 is essential to provide an effective incentive over the period of the business plan.

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

35 Employees and directors continued

Share based payments continued
The current Executive Directors (Kevin Loosemore, Stephen Murdoch and Chris Kennedy) and those who were Executive Directors at the time of the existing award and remain in employment (Nils Brauckmann and Mike Phillips) agreed to surrender their existing ASG awards made on September 1, 2017 which were due to vest on September 7, 2019.  In return, the Company has made new ASG awards over ordinary shares in the Company as detailed below, which are due to vest on September 1, 2020 (being three years from the completion of the Transaction).

Director	Number of granted and cancelled nil cost share options over Ordinary Shares	Number of replacement nil cost options over Ordinary Shares
	‘000	‘000
Kevin Loosemore	1,100	1,100
Stephen Murdoch	500	947
Chris Kennedy[1]	500	676
Mike Phillips	676	676
Nils Brauckmann	500	500
	3,276	3,899
1 The share options awarded to Chris Kennedy’s replacement HPE Software ASGs will lapse as a result of his resignation and subsequent leaving employment in February 2019. This has been reflected in the share options disclosures.

The Total Shareholder Returns (“TSR”) performance thresholds for the new awards are unchanged from the previous awards, save in respect of the period to vesting, and the number of new awards is equal to the number of previous awards which they replace, except for Stephen Murdoch and Chris Kennedy where increases of 447,000 and 176,000 awards respectively have been made to reflect Stephen’s promotion to Chief Executive Officer and to align Chris’ awards to those granted to his predecessor.

As new ASG’s have been granted to replace the original ASG’s that have been cancelled, this is treated under IFRS 2 “Share-based payment” as modification of the original ASG grant. Due to the performance conditions attached to them, the fair value for ASG’s is determined using the Monte Carlo simulation method. The fair value of the original awards is determined at the modification date (20 Sept 2018) i.e. replacing the original fair values. The incremental fair value of the new awards over the original awards at the date of modification is recognized in addition to the grant date fair value. The original expense continues to be recognized over the original service period, the incremental expense is recognized over the remaining service period for the new awards i.e. to September 1, 2020 rather than September 7, 2019.

The weighted average fair value of options granted during the period determined using the Monte-Carlo simulation model was £4.80.

The significant inputs into the model for the periods were:

	12 months ended October 31, 2018	6 months ended October 31, 2017
Weighted average share price at the grant date	£18.35	£18.35
exercise price shown above, expected volatility	Between 28.00% - 31.00%	Between 28.00% - 31.00%
expected dividend yield	Between 3.26% - 5.29%	Between 3.26% - 5.29%
expected option life	1.96 years	1.96 years
annual risk-free interest rate	Between 0.43% - 0.84%	Between 0.43% - 0.84%

The volatility measured at the standard deviation of continuously compounded share returns is based on statistical daily share prices over the last three years.

The amount charged to the consolidated statement of comprehensive income in respect of the scheme was $38.2 million for the twelve months ended October 31, 2018 (six months ended October 31, 2017: $7.4 million). In addition to this $4.7 million (six months ended October 31, 2017: $2.2 million charge) was credited to the consolidated statement of comprehensive income in respect of national insurance on these share options.

	October 31, 2018			October 31, 2017
	Weighted average exercise price	Number of options	Weighted average remaining contractual life	Weighted average exercise price	Number of options	Weighted average remaining contractual life
Range of exercise prices	Pence	‘000	years	pence	‘000	life years
£0.00	-	10,489	5.5	-	11,138	6.0
	-	10,489	5.5	-	11,138	6.0

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

35 Employees and directors continued

Share based payments continued

c) Sharesave and Employee Stock Purchase Plan 2006

In August 2006, the Company introduced the Micro Focus Employee Stock Purchase Plan 2006 and the Micro Focus Sharesave Plan 2006, approved by members on July 25, 2006. The Group operates several plans throughout the world, but the two main plans are the Sharesave Plan (“Sharesave”) primarily for UK employees and the Employee Stock Purchase Plan (“ESPP”) for employees in the USA and Canada. The Sharesave and ESPP provide for an annual award of options at a discount to the market price and are open to all eligible Group employees. Under these plans employees make monthly savings over a period (Sharesave three years, ESPP two years) linked to the grant of an option with an option price which can be at a discount (Sharesave 20%, ESPP 15%) of the market value of the shares on grant. The option grants are subject to employment conditions and continuous savings.

Further Sharesave and ESPP grants were made during the six months ended October 31, 2017 and the twelve months ended October 31, 2018.

	12 months ended October 31, 2018		6 months ended October 31, 2017
Sharesave	Number of options ‘000	Weighted average exercise price pence	Number of options ‘000	Weighted average exercise price pence
Outstanding at November 1/May 1	465	1,092	559	1,039
Exercised	(215)	829	(79)	690
Forfeited	(208)	1,508	(15)	1,226
Granted	454	1,293	-	-
Outstanding at October 31	496	1,185	465	1,092
Exercisable at October 31	47	1,116	11	695

Number of options ‘000	Date of grant	Exercise price per share pence	Exercise period
1	February 10, 2015	838.4	April 1,2018 – September, 30 2018
46	August 7, 2015	1,112.0	October 1, 2018 – March 31, 2019
40	February 9, 2016	1,200.0	April 1, 2019 – September 30, 2019
80	August 12, 2016	1,465.6	October 1, 2019 – February 1, 2020
43	February 23, 2018	1,720.0	April 1, 2021 – September 30, 2021
264	August 3, 2018	1,023.0	October 1, 2021 – March 31, 2022
22	August 3, 2018	1,159.0	October 1, 2021 – April 1, 2022
496

	12 months ended October 31, 2018		6 months ended October 31, 2017
ESPP	Number of Options ‘000	Weighted Average exercise price pence	Number of Options ‘000	Weighted average exercise price pence
At November 1/ May 1	89	1,702	124	1,510
Exercised	(93)	1,598	(17)	1,022
Forfeited	(13)	1,236	(18)	1,010
Granted	817	1,057	-	-
Outstanding at October 31	800	1,047	89	1,702
Exercisable at October 31	-	1,021	-	-

Number of options ‘000	Date of grant	Exercise price per share pence	Exercise period
19	October 1, 2016	1,875.6	October 1, 2018 – December 31, 2018
337	March 1, 2018	1,235.6	March 1, 2020 – May 31, 2020
444	July 1, 2018	868.5	July 1, 2020 – September 30, 2020
800

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

35 Employees and directors continued

Share based payments continued
The amount charged to the consolidated statement of comprehensive income in respect of the Sharesave and ESPP schemes was $2.5 million for the twelve months ended October 31, 2018 (six months ended October 31, 2017: $0.6 million).

The weighted average fair value of options granted in the Sharesave and ESPP schemes during the twelve months ended October 31, 2018 determined using the Black-Scholes valuation model was £6.28 (six months ended October 31, 2017: £nil).

The significant inputs into the model for the 18 months ended October 31, 2018 were:

	12 months ended October 31, 2018	6 months ended October 31, 2017
Weighted average share price at the grant date	£15.48	n/a
exercise price shown above, expected volatility	between 28.82% - 48.60%	n/a
expected dividend yield	between 3.86% - 7.02%	n/a
expected option life	two or three years	n/a
annual risk-free interest rate	between 1.3% - 1.5%	n/a

36 Operating lease commitments – minimum lease payments

At October 31, 2018 the Group has a number of lease agreements in respect of properties, vehicles, plant and equipment, for which the payments extend over a number of years.

	October 31, 2018	October 31, 2017
	$m	$m
Future minimum lease payments under non-cancellable operating leases expiring:
No later than one year	65.8	80.6
Later than one year and no later than five years	139.7	231.1
Later than five years	22.5	39.5
Total	228.0	351.2

The Group leases various offices under non-cancellable operating lease agreements that are included in the table. The leases have various terms, escalation clauses and renewal rights. The minimum lease payments payable under operating leases recognized as an expense in the twelve months ended October 31, 2018 were $69.2 million (six months ended October 31, 2017: $34.6 million).

37 Contingent liabilities

The Company and several of its subsidiaries are, from time to time, parties to legal proceedings and claims which arise in the ordinary course of business. The directors do not anticipate that the outcome of these proceedings, actions and claims, either individually or in aggregate, will have a material adverse effect upon the Group’s financial position.

Shareholder litigation
Micro Focus International plc and certain current and former directors and officers are involved in two putative class action lawsuits in which plaintiffs are seeking damages for alleged violations of the Securities Act of 1933 and the Exchange Act of 1934.  Plaintiffs allege false and misleading statements or omissions in offering documents issued in connection with the Hewlett Packard Enterprise software business merger and issuance of Micro Focus American Depository Shares (“ADS”) as merger consideration, and other purportedly false and misleading statements. No liability has been recognized in either case as these are still very early in proceedings and it is too early to estimate whether there will be any financial impact.

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

38 Related party transactions

The Group’s related parties are its subsidiary undertakings, key management personnel, joint-venture partners and post-employment benefit plans.

Subsidiaries
Transactions between the Company and its subsidiaries have been eliminated on consolidation.

Remuneration of key management personnel
The remuneration of key management personnel of the Group (which is defined as members of the executive committee including executive directors) is set out in Note 35. There are no loans between the Group and the key management personnel.

Transactions with other related parties.
The following transactions occurred with other related parties:

Contributions made to pension plans by the Group on behalf of employees are set out in Note 27.
Sales and purchases of goods and services between related parties are not considered material.

39 Business combinations

Summary of acquisitions

				Consideration
	Carrying value at acquisition	Fair value adjustments	Goodwill	Shares	Cash	Total
	$m	$m	$m	$m	$m	$m

Acquisitions in the twelve months ended October 31, 2018:
COBOL-IT	(3.0)	14.0	5.6	-	16.7	16.7

Acquisitions in the six months ended October 31, 2017:
HPE Software business	(2,487.8)	4,143.7	4,858.3	6,514.2	-	6,514.2

	(2,490.8)	4,157.7	4,863.9	6,514.2	16.7	6,530.9

Acquisitions in the twelve months ended October 31, 2018:

1	Acquisition of COBOL-IT, SAS

On December 1, 2017, the Group completed on the acquisition of COBOL-IT, SAS (“COBOL-IT”). COBOL-IT, SAS is in the business of designing, editing and commercialization of software, IT devices and related services; technical support, training, consulting, and more generally any related missions; modification, migration and adaptation of IT systems from a technical environment to another; and advisory in IT system, and in particular strategy, management, commercial development, partnership or strategic alliances in IT sector.

Cash consideration of $16.7 million consists of completion payment of Euro 11.3m, retention amounts of Euro 2.7 million payable at a later date, working capital adjustments and net cash adjustments. The Group has not presented the full IFRS 3 “Business Combinations” disclosures as this acquisition is not material to the Group.

A fair value review was carried out on the assets and liabilities of the acquired business, resulting in the identification of intangible assets. The fair value review was finalized in the 12-month hindsight period following completion, which ended on November 30, 2018. Goodwill of $5.6 million, deferred tax liabilities of $3.9 million and purchased intangibles of $14.0 million (Purchased Technology $1.5m, Customer relationships $12.3 million and Trade names $0.2 million) and cash of $1.0 million were recorded as a result of the COBOL-IT acquisition and no hindsight adjustments were identified.

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

2	Acquisition of Covertix

On May 15, 2018, the Group entered into an Asset Purchase Agreement (“the agreement”) to acquire certain assets of Covertix, an Israeli company that had entered voluntary liquidation in April 2018. Covertix used their patented solutions to develop and sell security products that offered control and protection of confidential files when shared with both internal and external parties. Prior to entering liquidation Covertix had offices in Israel and the US, with partners in the Netherlands and Singapore.

Under the agreement, the Group paid $2.5 million in cash to acquire certain equipment, patents, license rights under certain agreements, and seven employees all involved in R&D activities. The assets and employees are being purchased by Entco Interactive (Israel) Ltd., while the IP rights are being purchased by EntIT Software LLC. The deal closed on July 26, 2018.

Under IFRS 3, the Covertix Ltd. acquisition is considered to be a business combination, however due to the immaterial amount of the transaction, the assets acquired have been recorded at cost and are being amortized over their useful lives within the ledgers of the acquiring entities. The Company did not create a new subsidiary for Covertix and no goodwill has been recorded.

Acquisitions in the six months ended October 31, 2017:

3	Acquisition of the HPE Software business

On September 1, 2017, the Company completed the acquisition of HPE’s software business segment (“HPE Software business”) by way of merger with a wholly owned subsidiary of HPE incorporated to hold the business of HPE Software in accordance with the terms of the previously announced Merger agreement (“Completion”). Accordingly, on Admission, American Depositary Shares representing 222,166,897 Consideration Shares were issued to HPE Shareholders, representing 50.1% of the fully diluted share capital of the Company. The fair value of the ordinary shares issued was based on the listed share price of the Company as of August, 31 2017 of $6.5 billion. The costs of acquiring the HPE Software business of $70.1 million are included in exceptional items (note 4) and include costs relating to due diligence work, legal work on the acquisition agreement and professional advisors on the transaction.

There was judgment used in identifying who the accounting acquirer was in the acquisition of the HPE Software business, as the resulting shareholdings were not definitive to identify the entity which obtains control in the Transaction. The Group considered the other factors laid down in IFRS, such as the composition of the governing body of the combined entity, composition of senior management of the combined entity, the entity that issued equity interest, terms of exchange of equity interests, the entity which initiated the combination, relative size of each entity, the existence of a large minority voting interest in the combined entity and other factors (e.g. location of headquarters of the combined entity and, entity name). The conclusion of this assessment is that the Company is the accounting acquirer of the HPE Software business, and the acquisition accounting, as set out below, has been performed on this basis.

Details of the net assets acquired and goodwill are as follows:

	Carrying value at acquisition	Fair value Adjustments	Fair value
	$m	$m	$m
Intangible assets (Note 11) [1]	72.8	6,467.0	6,539.8
Property, plant and equipment (Note 12)	160.1	-	160.1
Other non-current assets	41.9	-	41.9
Inventories	0.2	-	0.2
Trade and other receivables	721.2	-	721.2
Current tax recoverable	0.5	-	0.5
Cash and cash equivalents	320.7	-	320.7
Trade and other payables	(686.8)	1.6	(685.2)
Current tax liabilities	(9.9)	-	(9.9)
Borrowings	(2,547.6)	-	(2,547.6)
Short-term provisions	(30.2)	-	(30.2)
Short-term deferred income (Note 24) [2]	(701.2)	58.0	(643.2)
Long-term deferred income (Note 25) [2]	(116.9)	8.7	(108.2)
Long-term provisions (Note 26)	(39.0)	-	(39.0)
Retirement benefit obligations (Note 27)	(71.5)	-	(71.5)
Other non-current liabilities	(52.3)	12.1	(40.2)
Deferred tax assets/(liabilities) [3]	450.2	(2,403.7)	(1,953.5)
Net (liabilities)/assets	(2,487.8)	4,143.7	1,655.9
Goodwill (Note 10)			4,858.3
Consideration			6,514.2

Consideration satisfied by :
Shares			6,514.2

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

39 Business combinations continued

3	Acquisition of the HPE Software business continued

The Group has used acquisition accounting for the purchase and the goodwill arising on consolidation of $4,858.3 million has been capitalized. The Group made a repayment of working capital in respect of the HPE Software business acquisition of $225.8 million in the period.

Trade and other receivables are net of a provision for impairment of trade receivables of $21.5m.

A fair value review has been carried out on the assets and liabilities of the acquired business, resulting in the identification of intangible assets.

The fair value adjustments relate to:
[1]
Purchased intangible assets have been valued based on a market participant point of view and the fair value has been based on various characteristics of the product lines and intangible assets of the HPE Software business;

[2]	Deferred income has been valued taking account of the remaining performance obligations;
[3]	A deferred tax liability has been established relating to the purchase of intangibles.

The purchased intangible assets acquired as part of the acquisition can be analyzed as follows (Note 11):

Fair value
$m
Technology	1,809.0
Customer relationships	4,480.0
Trade names	163.0
Leases	15.0
6,467.0

The value of the goodwill represents the value of the assembled workforce at the time of the acquisition with specific knowledge and technical skills. It also represents the prospective future economic benefits that are expected to accrue from enhancing the portfolio of products available to the Company’s existing customer base with those of the acquired business.

As a consequence of the HPE Software business transaction, the Group is subject to potentially significant restrictions relating to tax issues that could limit the Group’s ability to undertake certain corporate actions (such as the issuance of Micro Focus shares or Micro Focus ADSs or the undertaking of a merger or consolidation) that otherwise could be advantageous to the Group. The Group is obliged to indemnify HPE for tax liabilities relating to the separation of the HPE Software business from HPE if such liabilities are triggered by actions taken by the Group. The Group has robust procedures in place, including ongoing consultation with its tax advisors, to ensure no such triggering actions are taken.

The impact of the results of the HPE Software business acquisition has not been included in these Financial Statements as it is not practical to do so as it has been integrated into the Micro Focus Product Portfolio segment.

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

40. Cash Flow Statement

	Note	12 months ended October 31, 2018 $m	6 months ended October 31, 2017 $m
Cash flows from operating activities
Profit from continuing operations		622.0	85.2
Profit from discontinued operation		55.5	21.4
Profit for the period		677.5	106.6
Adjustments for:
Net interest	6	269.0	73.7
Taxation	7	(678.0)	39.1
Share of results of associates		1.4	0.4
Operating profit		269.9	219.8
Research and development tax credits		0.2	(2.2)
Depreciation	12	78.9	16.3
Loss on disposal of property, plant and equipment		4.2	0.5
Amortization of intangible assets	11	744.6	198.7
Share-based compensation charge	35	53.9	18.3
Exchange movements		(29.9)	(4.7)
Provisions movements	26	69.4	73.4
Changes in working capital:
Inventories		0.3	(0.2)
Trade and other receivables		(177.1)	(231.7)
Payables and other liabilities		115.8	15.5
Provision utilization	26	(89.5)	(55.5)
Deferred income		109.9	21.5
Pension funding in excess of charge to operating profit		1.0	3.0
Cash generated from operating activities		1,151.6	272.7